EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Chapter 11
§
VANGUARD NATURAL RESOURCES,	§	Case No. 17-30560 (MI)
LLC, et al.,	§
	§	(Jointly Administered)
Debtors.	§
§

DEBTORS’ MODIFIED SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Chris L. Dickerson, Esq. (admitted pro hac vice)
Todd M. Schwartz, Esq. (admitted pro hac vice)
PAUL HASTINGS LLP
71 South Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 499-6000
Facsimile: (312) 499-6100

- and -

James T. Grogan, Esq. (Tex. Bar No. 24027354)
Danny Newman, Esq. (Tex. Bar No. 24092896)
PAUL HASTINGS LLP
600 Travis Street, 58th Floor
Houston, Texas 77002
Telephone: (713) 860-7300
Facsimile: (713) 353-2801

Counsel to Vanguard
Dated: July 17, 2017

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Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	1

A.	Defined Terms. 1

B.	Rules of Interpretation. 25

C.	Computation of Time. 26

D.	Governing Law. 26

E.	Reference to Monetary Figures. 26

F.	Conflicts. 26

G.	Consent and Approval Rights with Respect to Documentation. 26

Article II. ADMINISTRATIVE CLAIMS, DIP Facility CLaims, AND PRIORITY TAX CLAIMS	27

A.	Administrative Claims. 27

B.	DIP Facility Claims. 29

C.	Priority Tax Claims. 30

D.	Statutory Fees. 30

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS	30

A.	Classification of Claims and Equity Interests. 30

B.	Treatment of Claims and Equity Interests. 31

C.	Special Provision Governing Unimpaired Claims. 40

D.	Elimination of Vacant Classes. 40

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code. 40

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes. 40

G.	Presumed Acceptance and Rejection of the Plan. 40

H.	Intercompany Interests. 41

I.	Controversy Concerning Impairment. 41

J.	Subordinated Claims and Equity Interests. 41

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN	41

A.	General Settlement of Claims and Equity Interests. 41

B.	Restructuring Transactions. 42

C.	Sources of Consideration for Plan Distributions. 43

D.	Corporate Existence. 47

E.	Vesting of Assets in the Reorganized Debtors. 48

F.	Cancellation of Existing Securities and Agreements. 48

G.	Corporate Action. 49

H.	New Organizational Documents. 50

I.	Directors and Officers of the Reorganized Debtors. 51

J.	Section 1146 Exemption. 51

K.	Director, Officer, Manager, and Employee Liability Insurance 51

L.	New Management Incentive Plan. 51

M.	Employee Obligations. 52

N.	Effectuating Documents; Further Transactions. 52

O.	Preservation of Causes of Action. 52

P.	Preservation of Royalty and Working Interests. 53

Q.	Payment of Certain Fees. 53

R.	Term Loan Purchase. 54

S.	Reservation of Rights Regarding Substantive Consolidation. 54

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	54

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases. 54

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases. 56

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases. 56

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases. 57

E.	Insurance Policies. 57

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements. 57

G.	Reservation of Rights. 58

H.	Nonoccurrence of Effective Date. 58

I.	Contracts and Leases Entered Into After the Petition Date. 58

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS	58

A.	Timing and Calculation of Amounts to Be Distributed. 58

B.	Disbursing Agent. 59

C.	Rights and Powers of Disbursing Agent. 59

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions. 59

E.	Manner of Payment. 62

F.	SEC Exemption. 62

G.	Compliance with Tax Requirements. 64

H.	No Postpetition or Default Interest on Claims. 64

I.	Setoffs and Recoupment. 64

J.	No Double Payment of Claims. 65

K.	Claims Paid or Payable by Third Parties. 65

L.	Allocation of Distributions Between Principal and Equity Interest. 66

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	66

A.	Allowance of Claims. 66

B.	Claims Administration Responsibilities. 66

C.	Estimation of Claims. 66

D.	Claims Reserve. 67

E.	Adjustment to Claims without Objection. 67

F.	Time to File Objections to Claims or Equity Interests. 68

G.	Disallowance of Claims. 68

H.	Amendments to Proofs of Claim. 68

I.	No Distributions Pending Allowance. 68

J.	Distributions After Allowance. 69

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	69

A.	Compromise and Settlement of Claims, Equity Interests, and Controversies. 69

B.	Discharge of Claims and Termination of Equity Interests. 69

C.	Term of Injunctions or Stays. 70

D.	Release of Liens. 70

E.	Releases by the Debtors. 70

F.	Releases by Holders of Claims or Equity Interests. 72

G.	Exculpation. 73

H.	Injunction. 73

I.	Mutual Releases with Encana. 74

J.	SEC Rights Reserved. 74

K.	Protections Against Discriminatory Treatment. 74

L.	Regulatory Activities. 74

M.	Recoupment. 75

N.	Subordination Rights. 75

O.	Document Retention. 75

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	75

A.	Conditions Precedent to Confirmation. 75

B.	Conditions Precedent to the Effective Date. 77

C.	Waiver of Conditions. 78

D.	Substantial Consummation. 78

E.	Effect of Failure of Conditions. 78

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	79

A.	Modification and Amendments. 79

B.	Effect of Confirmation on Modifications. 79

C.	Revocation or Withdrawal of Plan. 79

Article XI. RETENTION OF JURISDICTION	79

Article XII. MISCELLANEOUS PROVISIONS	83

A.	Immediate Binding Effect. 83

B.	Additional Documents. 83

C.	Dissolution of the Committee. 83

D.	Reservation of Rights. 83

E.	Successors and Assigns. 84

F.	Notices. 84

G.	Entire Agreement. 88

H.	Exhibits. 88

I.	Nonseverability of Plan Provisions. 88

J.	Votes Solicited in Good Faith. 88

K.	Waiver or Estoppel. 89

L.	Closing of Chapter 11 Cases. 89

INTRODUCTION
Vanguard Natural Resources, LLC and its debtor affiliates, as debtors and debtors in possession propose this joint plan of reorganization for the resolution of the outstanding claims against, and interests in, such Debtors pursuant to the Bankruptcy Code. Holders of Claims or Equity Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, events during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are not currently proposing the substantive consolidation of their respective Estates; provided, that subject to satisfying the requirements for substantive consolidation pursuant to applicable law, the Plan may provide for the substantive consolidation of some or all of the Debtors, or be deemed to be a settlement under Bankruptcy Rule 9019 of issues related to the substantive consolidation of some or all of the Debtors, to the extent necessary for Confirmation. Absent such substantive consolidation or settlement of issues related to substantive consolidation, the classifications of Claims and Equity Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable.
ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms .
As used in the Plan, capitalized terms have the meanings set forth in the Introduction above or in the definitions below.
1.    “1145 Rights” means the rights to subscribe to up to the 1145 Rights Offering Amount of 1145 Rights Offering Equity at a price per share to be determined based on a twenty-five percent (25%) discount to Plan Value.
2.    “1145 Rights Offering” means the offering of the 1145 Rights, to be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, to 1145 Rights Offering Participants in accordance with the 1145 Rights Offerings Procedures.
3.    “1145 Rights Offering Amount” means $10,176,081.
4.    “1145 Rights Offering Equity” means New Common Stock issued pursuant to the 1145 Rights Offering and the Backstop Agreement.

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5.    “1145 Rights Offering Participants” means the Holders of Allowed Senior Notes Claims that have the right to participate in the 1145 Rights Offering as set forth in the 1145 Rights Offering Procedures.
6.    “1145 Rights Offering Procedures” means those certain rights offering procedures with respect to the 1145 Rights Offering, which are attached to the Disclosure Statement.
7.    “2019 Senior Notes” means those certain 8 3/8% Senior Notes due June 1, 2019, issued by Vanguard Operating, LLC (previously Eagle Rock Energy Partners, L.P. and Energy Rock Energy Finance Corp.) pursuant to the 2019 Senior Notes Indenture.
8.    “2019 Senior Notes Indenture” means that certain Indenture, dated as of May 27, 2011, by and among Vanguard Operating, LLC (previously Eagle Rock Energy Partners, L.P. and Energy Rock Energy Finance Corp.), as issuer, and the 2019 Senior Notes Trustee, as may be amended, restated, or otherwise supplemented from time to time.
9.    “2019 Senior Notes Trustee” means Wilmington Trust, N.A., as trustee under the 2019 Senior Notes Indenture.
10.    “2020 Senior Notes” means those certain 7.875% senior notes due April 1, 2020, issued by VNR and VNR Finance pursuant to the 2020 Senior Notes Indenture.
11.    “2020 Senior Notes Indenture” means that certain Indenture, dated as of April 4, 2012, by and among VNR and VNR Finance, as issuers, and the 2020 Senior Notes Trustee, as may be amended, restated, or otherwise supplemented from time to time.
12.    “2020 Senior Notes Trustee” means UMB Bank, N.A., solely in its capacity as trustee under the 2020 Senior Notes Indenture.
13.     “4(a)(2) Backstop Commitment” means the commitment of the Backstop Parties subject to the terms of the Backstop Agreement to purchase the 4(a)(2) Backstop Commitment Equity for an aggregate purchase price of $127,875,000.
14.    “4(a)(2) Backstop Commitment Equity” means shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Agreement, in reliance upon the exemption from registration under the Securities Act provided in section 4(a)(2) of the Securities Act, on account of the 4(a)(2) Backstop Commitment, which shall include, without limitation, all shares purchased pursuant to the Backstop Agreement upon the failure, if any, of the 2L Investors to purchase all of the Common Units (each, as defined in the Backstop Agreement) in accordance with the Backstop Agreement.
15.    “503(b)(9) Claim” means a Claim or any portion thereof entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code.
16.    “Accredited Investor Eligible Holder” means those holders of Allowed Senior Notes Claims that have the right to participate in the Accredited Investor Rights Offering as provided in the Accredited Investor Rights Offering Procedures and the corresponding subscription form.
17.    “Accredited Investor Rights” means the rights to subscribe to up to the Accredited Investor Rights Offering Amount of Accredited Investor Rights Offering Equity at a price per share to be determined based on a twenty-five percent (25%) discount to Plan Value.
18.    “Accredited Investor Rights Offering” means the offering of the Accredited Investor Rights, to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 4(a)(2) of the Securities Act, to the Accredited Investor Rights Offering Participants in accordance with the Accredited Investor Rights Offerings Procedures.
19.    “Accredited Investor Rights Offering Amount” means $117,698,919.
20.    “Accredited Investor Rights Offering Equity” means New Common Stock issued pursuant to the Accredited Investor Rights Offering and the Backstop Agreement.
21.    “Accredited Investor Rights Offering Participants” means the Holders of Allowed Senior Notes Claims that have the right to participate in the Accredited Investor Rights Offering as set forth in the Accredited Investor Rights Offering Procedures.
22.    “Accredited Investor Rights Offering Procedures” means those certain rights offering procedures with respect to the Accredited Investor Rights Offering, which are attached to the Disclosure Statement.
23.    “Ad Hoc Equity Committee” means those certain unaffiliated holders of VNR Preferred Units and VNR Common Units that are represented by Gardere Wynne Sewell LLP or Munger, Tolles & Olsen, LLP, as the case may be.
24.    “Adequate Protection Claims” means the First Lien Adequate Protection Claims and the Second Lien Adequate Protection Claims.
25.    “Administrative Agent” means Citibank, N.A., as administrative agent under the Credit Agreement.
26.    “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b) (including 503(b)(9) Claims), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930.
27.    “Administrative Claims Bar Date” means the deadline for filing requests for payment of Administrative Claims other than those that accrued in the ordinary course of the Debtors’ business, which such deadline: (a) with respect to General Administrative Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 60 days after the Effective Date.

28.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
29.    “Allowed” means with respect to any Claim (including any Administrative claim), or Equity Interest, except as otherwise provided herein: (a) a Claim or Equity Interest in a liquidated amount as to which no objection has been filed prior to the Claims Objection Deadline (or which has been deemed Allowed by the Reorganized Debtors’ reasonable good faith judgment prior to the Claims Objection Deadline) and that is evidenced by a Proof of Claim, or, if an Administrative Claim, request for payment, as applicable, that has been timely filed by the applicable Bar Date or that is not required to be evidenced by a filed Proof of Claim or request for payment, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Equity Interest that has been listed by a Debtor in its Schedules (as such Schedules may be amended by the Debtors or the Reorganized Debtors from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and not disputed, contingent, or unliquidated, and as for which no Proof of Claim has been timely filed in an unliquidated or a different amount; (c) any Claim expressly allowed by a Final Order or under the Plan; or (d) any Claim that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court; provided, however, that with respect to a Claim or Equity Interest described in clauses (a) and (b) above, such Claim or Equity Interest shall be considered Allowed only if and to the extent that with respect to such Claim or Equity Interest no objection to the allowance thereof has been or, in the Debtors’ or Reorganized Debtors’ reasonable good faith judgment, may be interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Court, or such an objection is so interposed and the Claim or Equity Interest, as applicable, shall have been Allowed by a Final Order; provided, further, that Claims temporarily allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered Allowed Claims; provided, further, that any Claim that is disallowed or disputed shall not be Allowed; provided, further, that an Allowed Claim shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code or any order of the Bankruptcy Court. Unless otherwise specified in the Plan or by order of the Bankruptcy Court, an Allowed Claim shall not, for any purpose under the Plan, include interest, costs, fees, or charges on such Claim from and after the Petition Date. Except for any Claim that is expressly Allowed herein, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim has been filed, is not considered an Allowed Claim and shall be deemed expunged and disallowed upon entry of the Confirmation Order without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. For the avoidance of doubt, a Proof of Claim filed after the applicable Bar Date shall not be Allowed for any purpose whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.
30.    “Assumed Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases (with proposed cure amounts) that will be assumed by the Reorganized Debtors, which list shall be included in the Plan Supplement.

31.    “Assumed Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases to be assumed by the applicable Reorganized Debtors, as set forth on the Assumed Executory Contract and Unexpired Lease List.
32.    “Backstop Agreement” means that certain Backstop Commitment and Equity Investment Agreement, dated as of February 24, 2017, by and among the Debtors and the Backstop Parties, and annexed as Exhibit B to the Debtors’ Motion, Pursuant to Bankruptcy Code Sections 105(a) and 363(b) and Bankruptcy Rules 2002 and 6004, for Authority to (A) Enter Into Backstop Agreement and Equity Commitment Agreement and (B) Pay Fees and Expenses Thereunder, [Docket No. 214], as the same may be amended, restated, or supplemented from time to time in accordance with its terms, which shall be attached to the Disclosure Statement.
33.    “Backstop Agreement Order” means the Order Authorizing Debtors to (A) Enter into Backstop Commitment Agreement and Equity Commitment Agreement and (B) Pay Fees and Expenses Thereunder, [Docket No. 424].
34.    “Backstop Parties” means those parties that agree to backstop the Rights Offering pursuant to the Backstop Agreement and/or the Term Loan Purchase pursuant to the Backstop Agreement, each in its respective capacity as such.
35.    “Backstop Premium” means a number of shares of fully diluted New Common Stock equal to six percent (6%) of the Rights Offering Equity and distributable to the Senior Commitment Parties under the Backstop Agreement Order.
36.    “Ballot” means the form or forms distributions to certain Holders of Claims or Equity Interests entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan.
37.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.
38.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.
39.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.
40.    “Bar Date” means, as applicable: (a) April 30, 2017 for Persons, other than Governmental Units pursuant to the Order Granting Complex Chapter Bankruptcy Case Treatment and Order Setting Bar Date for Filing Proofs of Claim [Docket No. 56]; (b) July 31, 2017 for Governmental Units; (c) with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, the date that is 30 days after the later of: (i) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; and (ii) the effective date of such rejection; (d) the Administrative Claims Bar Date; and (e) any other date(s) fixed by order(s) of the Bankruptcy Court by which any Persons, including Governmental Units, asserting a Claim against any Debtor must have filed a Proof of Claim or Request for payment, as applicable, against such Debtor or be forever barred from asserting such Claim.
41.    “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
42.    “Cash” means the legal tender of the U.S. and equivalents thereof, including bank deposits, checks, and other similar items.
43.    “Cash Management Order” means the Interim Order (I) Authorizing Continued Use of Existing Bank Accounts, Business Forms, and Cash Management System, (II) Addressing Requirements of Sections 345 of the Bankruptcy Code, and (III) Authorizing Continuation of Intercompany Transfers [Docket No. 57], as may be amended.
44.    “Causes of Action” means any claims, interests, Equity Interests, damages, remedies, causes of action, controversy, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, judgment, privileges, licenses, liens, indemnities, guaranties, and franchises of a Debtor or its Estate of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, cross claim, reduction, subordination, or recoupment and claims under contracts or for breaches of duties imposed by law or regulation of a Debtor or its Estate; (b) the right of a Debtor or its Estate to object to or otherwise contest Claims or Equity Interests; (c) claims of a Debtor or its Estate pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses of a Debtor or its Estate as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim of a Debtor or its Estate.
45.    “Chapter 11 Cases” means, collectively: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.
46.    “Claim” means any right to payment from a Debtor or from property of a Debtor or from an Estate, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown, or asserted; or any right to an equitable remedy for breach of performance by a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; or any right to setoff or recoupment from a Debtor or from property of a Debtor or from an Estate.
47.    “Claims and Noticing Agent” means Prime Clerk LLC, retained as the Debtors’ notice and claims agent pursuant to the Order Authorizing Appointment of Prime Clerk LLC as Claims, Noticing, and Solicitation Agent, Effective Nunc Pro Tunc to the Petition Date [Docket No. 15].
48.     “Claims Objection Deadline” means the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion filed before the expiration of the deadline to object to Claims or Equity Interests.
49.    “Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent.
50.    “Class” means a category of Claims or Equity Interests as set forth in Article III of the Plan.
51.    “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case filing system.
52.    “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.
53.    “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
54.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.
55.    “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
56.    “Consenting Creditors” means, collectively, (a) the Consenting Lenders, (b) the Consenting Second Lien Noteholders, and (c) the Consenting Senior Noteholders.
57.    “Consenting Lenders” means those certain Holders of Lender Claims that are or become parties to the RSA from time to time (including any party having the ability to direct or control such claims).
58.    “Consenting Second Lien Noteholders” means those certain Holders of Second Lien Notes that are or become parties to the RSA from time to time (including any party having the ability to direct or control such notes).

59.    “Consenting Senior Noteholders” means those certain Holders of Senior Notes that are or become parties to the RSA from time to time (including any party having the ability to direct or control such notes).
60.    “Consummation” means the occurrence of the Effective Date.
61.    “Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of September 30, 2011, by and among Vanguard Natural Gas, LLC, as borrower, the Administrative Agent, and the lenders and agents party thereto, as may be amended, modified, or otherwise supplemented from time to time, and all other Loan Documents (as defined therein).
62.    “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.
63.    “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, other than with respect to a default that is not required to be cured under section 365(b)(2) of the Bankruptcy Code.
64.    “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for current or former directors,’ managers,’ and officers’ liability.
65.    “Debtors” means, collectively: (a) Vanguard Natural Resources, LLC; (b) Eagle Rock Acquisition Partnership, L.P.; (c) Eagle Rock Acquisition Partnership II, L.P.; (d) Eagle Rock Energy Acquisition Co., Inc.; (e) Eagle Rock Energy Acquisition Co. II, Inc.; (f) Eagle Rock Upstream Development Company, Inc.; (g) Eagle Rock Upstream Development Company II, Inc.; (h) Encore Clear Fork Pipeline LLC; (i) Escambia Asset Co. LLC; (j) Escambia Operating Co. LLC; (k) Vanguard Natural Gas, LLC; (l) Vanguard Operating, LLC; (m) VNR Finance Corp.; and (n) VNR Holdings, LLC.
66.    “DIP Agent” means Citibank, N.A., solely in its capacity as administrative agent under the DIP Facility.
67.    “DIP Facility” means, the senior secured debtor-in-possession revolving credit facility provided to the Debtors pursuant to: (a) that Debtor-In-Possession Credit Agreement between Vanguard Natural Gas, LLC, the DIP Agent, the DIP Issuing Bank, and the DIP Lenders, dated as of February 6, 2017; (b) all amendments thereto and extensions thereof; and (c) all Loan Documents (as defined therein) and all other security, guaranty and other documents and agreements related to the documents identified in (a) and (b).
68.    “DIP Facility Claim” means a Claim arising under the DIP Facility.

69.    “DIP Issuing Bank” means Citibank N.A., in its capacity as Issuing Bank under and as defined in the DIP Facility.
70.    “DIP Lenders” means the Lenders under and as defined in the DIP Facility from time to time party thereto.
71.    “DIP Orders” means, collectively, the Interim DIP Order and any interim or final order authorizing the Debtors to obtain postpetition financing or use cash collateral.
72.    “Disbursing Agent” means Reorganized VNR Finance and Reorganized VNR and any other Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions that are to be made on or after the Initial Distribution Date pursuant to the Plan.
73.    “Disclosure Statement” means the Disclosure Statement Relating to the Second Amended Joint Plan of Reorganization of Vanguard Natural Resources, LLC, et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated May 31, 2017 [Docket No. 842], as may be amended, including all exhibits and schedules thereto, as approved pursuant to the Disclosure Statement Order.
74.    “Disclosure Statement Order” means the Order: (I) Approving Debtors’ Disclosure Statement for Second Amended Joint Plan of Reorganization; (II) Establishing Voting Record Date; (III) Approving Solicitation Packages and Distribution Procedures; (IV) Approving Forms of Ballot and Establishing Procedures for Voting on Joint Plan of Reorganization; (V) Approving Forms of Notice to Non-Voting Classes under Plan; (VI) Establishing Voting Deadline to Accept or Reject Plan; (VII) Approving Procedures for Vote Tabulations; (VIII) Approving Rights Offering Procedures and Related Materials; and (IX) Establishing Confirmation Hearing Date and Notice and Objection Procedures In Respect Thereof [Docket No. 879], as may be amended.
75.    “Disputed” means with regard to any Claim or Equity Interest, a Claim or Equity Interest that is not yet Allowed.
76.    “Distribution Date” means, as applicable, the Initial Distribution Date, the Interim Distribution Date, or the Final Distribution Date.
77.    “Distribution Record Date” means, other than with respect to any publicly held securities (including, without limitation, Second Lien Notes Claims, Senior Notes Claims, VNR Preferred Units, and VNR Common Units) the record date for purposes of making distributions under the Plan on account of Allowed Claims and Equity Interests, which date shall be the date that is five (5) Business Days after the Confirmation Date or such other date as designated in a Final Order of the Bankruptcy Court.
78.    “DTC” means the Depository Trust Company.

79.    “Effective Date” means, with respect to the Plan and any such applicable Debtor(s), the date that is the first Business Day upon which: (a) no stay of the Confirmation Order is in effect; (b) with respect to the Debtors, all conditions precedent specified in Article IX.A and Article IX.B have been satisfied or waived (in accordance with Article IX.C); and (c) the Plan is declared effective with respect to such applicable Debtor(s).
80.    “Encana” means Encana Oil & Gas (USA) Inc.
81.     “Encana Claim” means any Claim asserted by Encana or any assertion of a property or similar interest by Encana in property of a Debtor’s Estate.
82.    “Encana Settlement” means the agreement between the Debtors and Encana settling all Claims asserted by Encana and all Causes of Action asserted by the Debtors against Encana in the Chapter 11 Cases as set forth in the Encana Term Sheet.
83.    “Encana Term Sheet” means that certain term sheet, dated as of July 11, 2017, which appears at Docket No. 1042-2 setting forth the principal terms of the Encana Settlement. The Encana Term Sheet is attached to this Plan as Exhibit A and the terms thereof are incorporated into this Plan for all purposes. The Encana Term Sheet was approved by order of the Bankruptcy Court dated July 12, 2017 [Docket No. 1052].
84.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
85.    “Equity Interest” means any share of capital stock or other ownership interest or any other equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor, whether or not transferable, including all issued, unissued, authorized or outstanding shares of stock, and any option, call, warrant, or right (contractual or otherwise) to purchase, sell, or subscribe for an ownership interest or other equity security in any Debtor, and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Entity, including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.
86.    “Equity Committee Stipulation” means the Stipulation and Agreed Order By and Among Debtors and Certain Equity Holders Resolving Requests for the Appointment of an Official Committee of Equity Holders entered by the Bankruptcy Court on March 16, 2016 [Docket No. 356].
87.    “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
88.    “Exchange Act” means Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

89.    “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors and the Reorganized Debtors; (b) the Disbursing Agent; (c) the Consenting Creditors; (d) the DIP Agent; (e) the DIP Lenders; (f) the Lenders; (g) each Issuing Bank; (h) each DIP Issuing Bank; (i) each Swap Lender (as defined in the Credit Agreement); (j) each Treasury Management Bank (as defined in the Credit Agreement); (k) the Indenture Trustees; (l) the Backstop Parties; (m) the Administrative Agent; (n) the Creditors’ Committee and its members (solely in their capacity as such); (o) the Ad Hoc Equity Committee and its members (solely in their capacity as such); and (p) with respect to each of the foregoing identified in subsections (a) through (o) herein, each of such entities’ respective shareholders, equityholders (regardless of whether such interests are held directly or indirectly) (other than with respect to an equity holder of a Debtor), predecessors, successors, assigns, affiliates, subsidiaries, members, principals, managers, current and former officers, current and former directors, employees, managers, managing members, advisory board members, partners, agents and subagents, attorneys, accountants, financial advisors, investment bankers, restructuring advisors, professionals, consultants, advisors, designees and representatives, each in their capacities as such.
90.    “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
91.    “Existing VNR Equity Interest” means any Equity Interest in VNR outstanding immediately prior to the Effective Date.
92.    “Existing Second Lien Notes Documents” means, collectively, (a) the Second Lien Notes Indenture, (b) the Second Lien Notes, and (c) the other Note Documents (as defined in the Second Lien Notes Indenture) and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any collateral agreement, mortgage, guarantee agreement and intercreditor agreement).
93.    “Exit Facility” means, collectively, the Exit Revolving Facility and the Exit Term A Facility.
94.    “Exit Facility Agent” means the administrative agent under the Exit Facility.
95.    “Exit Facility Credit Agreement” means the Credit Agreement as amended and restated in connection with the consummation of the Plan on the Effective Date, which shall be included in the Plan Supplement.
96.    “Exit Facility Documents” means, in connection with the Exit Facility, the Exit Facility Credit Agreement, the other Loan Documents (as defined in the Exit Facility Credit Agreement), all other collateral documents, Uniform Commercial Code filings, and other loan documents executed and delivered in connection with the Exit Facility, to be dated as of the Effective Date, in each case, governing the Exit Facility.

97.    “Exit Facility Term Sheet” means that certain term sheet setting forth the principal terms of the Exit Facility, which is attached to the Disclosure Statement.
98.    “Exit Revolving Facility” means that certain senior, secured, first-lien “first-out” reserve-based revolving credit facility arising under the Exit Facility Credit Agreement and having terms consistent with the Exit Facility Term Sheet and on such other terms as set forth in the Exit Facility Credit Agreement and the other Exit Facility Documents.
99.    “Exit Revolving Loans” means the “first-out” revolving loans arising under the Exit Revolving Facility in an aggregate principal amount equal to the lesser of (x) the initial borrowing base equal to $850,000,000 and (y) $850,000,000 multiplied by the Option 1 Participation Percentage, subject to the terms and conditions set forth in the Exit Facility Documents.
100.    “Exit Term A Facility” means that certain “last-out” senior, secured, first-lien term loan facility arising under the Exit Facility Credit Agreement and having terms consistent with the Exit Facility Term Sheet and on such other terms as set forth in the Exit Facility Credit Agreement and the other Exit Facility Documents.
101.     “Exit Term A Loans” means the “last-out” first lien term loans arising under the Exit Term A Facility, with an aggregate original principal amount equal to $125,000,000 multiplied by the Option 1 Participation Percentage, on the terms and conditions set forth in the Exit Facility Documents.
102.    “Exit Term B Credit Agreement” means the credit agreement in respect of the Exit Term B Loans.
103.    “Exit Term B Documents” means the Exit Term B Credit Agreement, collateral documents, Uniform Commercial Code statements, and other loan documents, to be dated as of the Effective Date, governing the Exit Term B Loans (if any).
104.    “Exit Term B Facility” means the Exit Term B Loans, on such terms as set forth in the Exit Term B Documents.
105.    “Exit Term B Loans” means the term loan on the terms and conditions set forth in the Exit Term B Documents.
106.     “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.
107.    “Final Distribution Date” means a date after (a) the deadline for the Reorganized Debtors to interpose objections to Claims or Equity Interests has passed, (b) all such objections have been resolved by signed agreement with the Debtors or the Reorganized Debtors and/or a Final Order, as may be applicable, and (c) all Claims or Equity Interests that are Disputed Claims or Disputed Equity Interests have been estimated; provided that the Final Distribution Date shall be no later than thirty (30) days after the conclusion of all of (a), (b), and (c), or such later date as the Bankruptcy Court may establish, upon request by the Reorganized Debtors, for cause shown.
108.    “Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument, or rehearing shall then be pending or, (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Bankruptcy Rule 9024, or any applicable analogous rule, may be (but has not been) filed relating to such order shall not prevent such order from being a Final Order.
109.    “First Lien Adequate Protection Claims” means the First Lien Superpriority Claims as defined in the DIP Orders.
110.    “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim or an Adequate Protection Claim.
111.    “General Unsecured Claims” means, collectively, any Unsecured Claim and does not include any Administrative Claims, DIP Facility Claims, Professional Fee Claims, Priority Tax Claims, Other Secured Claims, Other Priority Claims, Lender Claims, Second Lien Notes Claims, Senior Notes Claims, Trade Claims, Intercompany Claims, Encana Claims, a claim under section 510(b) of the Bankruptcy Code, or a claim that may be asserted relating to any Equity Interest.
112.    “Glasscock Sale” means the sale of certain of Vanguard Operating, LLC’s oil and gas assets in Glasscock County, Texas, to OXY USA Inc. in accordance with the purchase and sale agreement approved by the Bankruptcy Court by the order dated May 19, 2017 [Docket No. 761].
113.    “Glasscock Sale Proceeds” means the net Cash proceeds of the Glasscock Sale, which shall not be less than $75,000,000.
114.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
115.     “GUC Cash Pool” means Cash in an amount not to exceed $3,750,000.
116.    “GUC Eligible Holder” means those holders of Allowed General Unsecured Claims that have the right to participate in the GUC Rights Offering as provided in the GUC Rights Offering Procedures and the corresponding subscription form.

117.    “GUC Equity Pool” means, in the aggregate, a number of shares of New Common Stock (subject to dilution by (a) the New Common Stock issuable upon exercise of the New Warrants; (b) the New Management Incentive Plan; and (c) the GUC Rights Offering Equity) equal to (x) 0.00000000628571% multiplied by (y) the total amount of Allowed General Unsecured Claims multiplied by (z) the number of shares of New Common Stock as of the Effective Date; provided that in no event shall the GUC Equity Pool exceed 0.22% of New Common Stock as of the Effective Date (such amount to be reduced, pro rata, for the proportion of General Unsecured Claims for which an election to participate in the GUC Cash Pool was made).
118.     “GUC Rights” means the rights to subscribe to GUC Rights Offering Equity in an amount up to the GUC Rights Offering Amount at a price per share to be determined based on a twenty-five percent (25%) discount to Plan Value.
119.    “GUC Rights Offering” means the offering of the GUC Rights, to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 4(a)(2) of the Securities Act, to GUC Rights Offering Participants in accordance with the GUC Rights Offerings Procedures.
120.    “GUC Rights Offering Amount” means an amount equal to 21.86% of the total amount of all Allowed General Unsecured Claims; provided that in no event shall the GUC Rights Offering Amount exceed, with respect to Holders of Allowed General Unsecured Claims, $7,651,000 (such amount to be reduced, pro rata, for the proportion of General Unsecured Claims for which an election to participate in the GUC Cash Pool was made).
121.    “GUC Rights Offering Equity” means New Common Stock issued pursuant to the GUC Rights Offering.
122.    “GUC Rights Offering Participants” means the Holders of Allowed General Unsecured Claims that have the right to participate in the GUC Rights Offering as set forth in the GUC Rights Offering Procedures.
123.    “GUC Rights Offering Procedures” means those certain rights offering procedures with respect to the GUC Rights Offering, which are attached to the Disclosure Statement.
124.    “Holder” means an Entity holding a Claim or an Equity Interest, as applicable.
125.    “Impaired” means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
126.    “Indemnification Obligations” means each of the Debtors’ indemnification obligations, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment or other contracts, for their current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals and agents of the Debtors, as applicable.
127.    “Indenture Trustee Charging Liens” means any Lien or other priority in payment arising prior to the Effective Date to which an Indenture Trustee is entitled, pursuant to the applicable Notes Indenture, against distributions to be made to the Holders of the Notes for payment of the Indenture Trustee Fees and Expenses.
128.    “Indenture Trustee Fees and Expenses” means the compensation, fees, expenses, disbursements and indemnity claims of the Indenture Trustees, including without limitation, any fees, expenses and disbursements of attorneys, advisors or agents retained or utilized by the Indenture Trustees, whether prior to or after the Petition Date and whether prior to or after the Effective Date.
129.    “Indenture Trustees” means, collectively, (a) the 2019 Senior Notes Trustee, (b) the 2020 Senior Notes Trustee, and (c) the Second Lien Notes Trustee.
130.    “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Allowed Claims or Equity Interests pursuant to the Plan, which shall be a date selected by the Reorganized Debtors that is on or as soon as reasonably practicable after the Effective Date.
131.    “Interim Distribution Date” means the date that is no later than 180 calendar days after the Initial Distribution Date or the most recent Interim Distribution Date thereafter, which shall be the date on which interim distributions under the Plan are made, with such periodic Interim Distribution Dates occurring until the Final Distribution Date has occurred, it being understood that the Reorganized Debtors may increase the frequency of Interim Distribution Dates in their sole discretion as circumstances warrant.
132.    “Insurance Policies” means any insurance policies, insurance settlement agreements, coverage-in-place agreements, or other agreements relating to the provision of insurance entered into by or issued to or for the benefit of any of the Debtors or their predecessors.
133.    “Intercompany Claim” means any Claim held by any Debtor against a Debtor.
134.    “Intercompany Interest” means any Equity Interest in a Debtor other than VNR.
135.    “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 10, 2016, by and between the Administrative Agent and the Second Lien Notes Trustee, as may be amended, modified, or otherwise supplemented from time to time.
136.    “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Expense Reimbursement of Professionals [Docket No. 280].
137.    “Interim DIP Order” means the Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, and 507, Bankruptcy Rules 2002, 4001, and 9014, and Local Bankruptcy Rules

2002-1, 4001-1(b), 4002-1(i), and 9013-1 (I) Authorizing the Debtors to (A) Obtain Postpetition Senior Secured Superpriority Financing and (B) Use Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 63], as may be amended.
138.    “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
139.    “IRS” means the Internal Revenue Service.
140.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.
141.    “Lender” means any secured party under the Credit Agreement or Loan Documents (as defined in the Credit Agreement).
142.    “Lender Claims” means any Claim against the Debtors derived from or based on the Credit Agreement, including the First Lien Adequate Protection Claims.
143.    “Lender Paydown” means the product of (a) $305,195,000 in Cash minus the amount of any Glasscock Sale Proceeds paid to the Holders of Lender Claims on account thereof on or prior to the Effective Date (such $305,195,000, as the same may be so reduced, the “Net Cash Payment”); multiplied by (b) the Option 1 Participation Percentage minus (c) the amount of $31,250,000 in Cash actually received by the Administrative Agent for the Exit Term A Loans for the purchase of $31,250,000 in principal amount of Exit Term A Loans on the Effective Date, which $31,250,000 shall be retained by the Lenders that have elected Option 1.
144.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
145.    “NASDAQ” means the NASDAQ Stock Market.
146.    “New Board” means the board of directors of Reorganized VNR Finance on and after the Effective Date.
147.    “New Common Stock” means the new shares of common stock, as applicable, in Reorganized VNR Finance to be issued and distributed under and in accordance with the Plan.
148.    “New Management Incentive Plan” means that certain post-Effective Date management incentive plan, the terms of which shall be subject to approval by the New Board and shall authorize the issuance of awards representing ten percent (10%) of the New Common Stock, on a fully diluted basis as of the Effective Date, after giving effect to the issuance of the New Common Stock issuable in connection with the Rights Offering, the GUC Rights Offering, distributions from the GUC Equity Pool, the Second Lien Investment, and the Backstop Premium, and to the Holders of VNR Preferred Units, but subject to dilution by any New Common Stock issuable upon exercise of the New Warrants, which awards will be issued after the Effective Date at the discretion of the New Board and on terms to be determined by the New Board (including with respect to allocation, timing and structure of such issuance and the New Management Incentive Plan).

149.    “New Organizational Documents” means such certificates or articles of incorporation, by-laws, limited liability company operating agreements, shareholders agreements, or other formation and governance documents of each of the Reorganized Debtors (or their applicable subsidiaries), as applicable, which documents shall be included in the Plan Supplement.
150.    “New Second Lien Noteholders” means the Holders of the Allowed Second Lien Notes Claims, in their capacity as holders of the New Second Lien Notes.
151.    “New Second Lien Notes” means those certain senior secured second lien notes due 2024 in an aggregate principal amount of $78,075,297.00, plus accrued and unpaid postpetition interest through the Effective Date pursuant to the Second Lien Notes, to be issued pursuant to the New Second Lien Notes Indenture.
152.    “New Second Lien Notes Documents” means, collectively, (a) the New Second Lien Notes Indenture, (b) the New Second Lien Notes, and (c) the other Note Documents (as defined in the New Second Lien Notes Indenture) and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any collateral agreement, mortgage, guarantee agreement, and intercreditor agreement).
153.    “New Second Lien Notes Indenture” means that certain indenture, dated as of the Effective Date, by and among certain of the Reorganized Debtors, the New Second Lien Notes Indenture Trustee, and the New Second Lien Noteholders, which shall contain terms substantially similar to the Second Lien Notes, but providing a 12 month later maturity, a 200 basis point increase to the interest rate, and providing that the transactions under the Plan will not constitute a change of control thereunder.
154.    “New Second Lien Notes Trustee” means that certain indenture trustee under the New Second Lien Notes Indenture.
155.    “New Warrants” means, collectively, (a) the VNR Common Unit New Warrants, and (b) the VNR Preferred Unit New Warrants.
156.     “Notes Indentures” means, collectively, (a) the Second Lien Notes Indenture, and (b) the Senior Notes Indentures.
157.    “Notes” means, collectively, (a) the Second Lien Notes, and (b) the Senior Notes.
158.    “NYSE” means the New York Stock Exchange.
159.    “Option 1 Holder” means a Holder of an Allowed Lender Claim that elects on its Ballot (or does not vote and/or fails to make any election on such Ballot and is deemed to elect) to participate in the Exit Facility, as a Lender thereunder, and to receive its Option 1 Pro Rata Share of the Lender Paydown as part of its distribution under the Plan on account of its Lender Claims.

160.    “Option 1 Participation Percentage” means the percentage obtained by dividing (a) the amount of Lender Claims held by Option 1 Holders by (b) the sum of the amount of Lender Claims held by Option 1 Holders plus the amount of Lender Claims held by Option 2 Holders.
161.    “Option 1 Pro Rata Share” means the proportion that the amount of a Lender Claim held by an Option 1 Holder bears to the aggregate amount of the Lender Claims held by all Option 1 Holders.
162.    “Option 2 Holder” means a Holder of an Allowed Lender Claim that affirmatively elects on its Ballot to participate in the Exit Term B Loans.
163.    “Option 2 Pro Rata Share” means the proportion that the amount of a Lender Claim held by an Option 2 Holder bears to the aggregate amount of the Lender Claims held by all Option 2 Holders.
164.    “Ordinary Course Professional Order” means the Order Authorizing the Debtors to Retain and Compensate Professionals Utilized in the Ordinary Course of Business, Nunc Pro Tunc to the Petition Date [Docket No. 278].
165.    “Other Existing Equity Interest” means any Existing VNR Equity Interest other than VNR Common Units or VNR Preferred Units.
166.    “Other Priority Claims” means any Claim against a Debtor, other than an Administrative Claim, DIP Facility Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
167.    “Other Secured Claims” means any Secured Claim against any of the Debtors other than the Lender Claims, the Second Lien Notes Claims, DIP Facility Claims, or a Secured Tax Claim.
168.    “Person” means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, Governmental Unit, or any other form of legal entity.
169.    “Petition Date” means February 1, 2017.
170.    “Plan” means this joint plan of reorganization under chapter 11 of the Bankruptcy Code, including the Plan Supplement and the exhibits and schedules hereto and thereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the terms hereof.
171.    “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be filed by the Debtors on or before July 7, 2017 or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement composed of, among other documents, the following: (a) the New

Organizational Documents; (b) the Assumed Executory Contract and Unexpired Lease List; (c) the Rejected Executory Contract and Unexpired Lease List; (d) a modified list of retained Causes of Action; (e) the Registration Rights Agreement; (f) a schedule identifying the members of the New Board and management for the Reorganized Debtors and copies of new executive employment agreements; (g) the Workforce Obligations List; (h) the Exit Facility Credit Agreement; (i) the Exit Term B Credit Agreement; (j) the New Second Lien Notes Indenture; (k) the Warrant Agreement; and (l) the Restructuring Transactions Chart. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (l), as applicable.
172.    “Plan Value” means the equity value of Reorganized VNR Finance (after including cash on hand of Reorganized VNR Finance of approximately $45,000,000) pro forma for the restructured capital structure, including after giving effect to the participation in the Rights Offering by Holders of Allowed Senior Notes Claims, based on an enterprise value of $1,425,000,000 (which enterprise value excludes cash on hand of Reorganized VNR Finance of $45,000,000), as determined in the manner specified in the Backstop Agreement.
173.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
174.     “Pro Rata” means (a) the proportion that the amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Equity Interests in that Class, plus all Disputed Claims in such Class, or (b) the proportion of the Allowed Claims or Allowed Equity Interests in a particular Class and other Classes entitled to share in the same recovery as such Claim or Equity Interest under the Plan.
175.    “Professional” means an Entity, excluding those Entities entitled to compensation pursuant to the Ordinary Course Professional Order, that are: (a) retained pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code; provided that professionals employed by the Indenture Trustees, the Consenting Creditors, the Administrative Agent, or the Backstop Parties shall not be “Professionals” for purposes of the Plan.
176.    “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

177.    “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article II.A.2(b) of the Plan.
178.    “Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated in accordance with Article II.A.2(c) of the Plan.
179.    “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.
180.    “Proof of Equity Interest” means a proof of Equity Interest filed against any of the Debtors in the Chapter 11 Cases.
181.    “Registration Rights Agreement” means, if requested by the Backstop Parties, the registration rights agreement by and between Reorganized VNR Finance, the Backstop Parties (including their affiliates), and certain other parties that receive ten percent (10%) or more of the shares of New Common Stock issued under the Plan and/or the Rights Offering or cannot sell their shares under Rule 144 of the Securities Act without volume or manner of sale restrictions, as of the Effective Date, pursuant to which such parties shall be entitled to customary registration rights with respect to such New Common Stock, which agreement shall be in substantially the form to be filed with the Plan Supplement.
182.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Equity Interests, that the Claim or Equity Interest shall be rendered unimpaired for purposes of section 1124 of the Bankruptcy Code.
183.    “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement.
184.    “Released Parties” means, collectively, and in each case only in its capacity as such: (a) each of the Debtors and the Reorganized Debtors; (b) the Consenting Creditors; (c) the DIP Agent; (d) the DIP Lenders; (e) the Lenders; (f) each Issuing Bank; (g) each DIP Issuing Bank; (h) each Swap Lender (as defined in the Credit Agreement); (i) each Treasury Management Bank (as defined in the Credit Agreement); (j) the Indenture Trustees; (k) the Backstop Parties; (l) the Administrative Agent; (m) the Creditors’ Committee and its members (solely in their capacity as such); and (n) with respect to each of the foregoing identified in subsections (a) through (m) herein, each of such entities’ respective shareholders, equityholders (regardless of whether such interests are held directly or indirectly) (other than with respect to an equity holder of a Debtor), predecessors, successors, assigns, affiliates, subsidiaries, members, principals, managers, current and former officers, current and former directors, employees, managers, managing members, advisory board members, partners, agents and subagents, attorneys, accountants, financial advisors, investment bankers, restructuring advisors, professionals, consultants, advisors, designees and representatives, each in their capacities as such; provided, however, that any Holder of a Claim or Equity Interest that opts out of the releases contained in the Plan shall not be a Released Party.
185.    “Releasing Parties” means, collectively, and in each case only in its capacity as such: (a) each of the Debtors and the Reorganized Debtors; (b) the Creditors’ Committee and its members (solely in their capacity as such); (c) the Consenting Creditors; (d) the DIP Agent; (e) the DIP Lenders; (f) the Lenders; (g) the Administrative Agent; (h) the Indenture Trustees; (i) the Backstop Parties; (j) all holders of Claims or Equity Interests that vote to accept the Plan or who are deemed to accept the Plan; (k) all holders of Claims or Equity Interests that abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (l) all holders of Claims or Equity Interests that vote to reject the Plan and who do not opt out of the releases provided by the Plan; and (m) with respect to each of the foregoing parties under (a) through (m), herein, each of such entities’ respective shareholders, equityholders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, affiliates, subsidiaries, members, principals, managers, current and former officers, current and former directors, employees, managing members, advisory board members, agents, attorneys, accountants, financial advisors, investment bankers, restructuring advisors, professionals, consultants, advisors, and representatives, each in their capacities as such.
186.    “Reorganized Debtors” means, collectively, and each in its capacity as such, the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, and from and after the Effective Date shall include (without limitation) Reorganized VNR and Reorganized VNR Finance.
187.    “Reorganized VNR” means VNR, as reorganized pursuant to and under the Plan, or any successor to it.
188.     “Reorganized VNR Finance” means VNR Finance, as reorganized pursuant to and under the Plan, or any successor to it.
189.     “Required Consenting RBL Lenders” means the Consenting RBL Lenders (as such term is defined in the RSA) holding at least sixty-six and two-thirds percent (66.66%) of the Consenting RBL Facility Claims (as such term is defined in the RSA).
190.    “Required Consenting Second Lien Noteholders” means the Consenting Second Lien Noteholders (as such term is defined in the RSA) holding at least sixty-six and two-thirds percent (66.66%) of the Consenting Second Lien Notes Claims (as such term is defined in the RSA).
191.    “Required Consenting Senior Noteholders” means those parties holding at least sixty-six and two-thirds percent (66.66%) of the Backstop Commitments as identified on Exhibit E to the RSA.
192.    “Requisite Commitment Parties” has the meaning set forth in the Backstop Agreement.

193.    “Restructuring Transactions” means, collectively, those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and the Required Consenting Senior Noteholders reasonably determine to be necessary or desirable to implement the Plan with respect to the Debtors in a manner consistent with the RSA and the Backstop Agreement.
194.    “Restructuring Transactions Chart” means, collectively, those charts, diagrams, presentations, and related materials describing certain Restructuring Transactions, all of which shall be included in the Plan Supplement.
195.    “Rights” means, collectively, the 1145 Rights and the Accredited Investor Rights.
196.    “Rights Offering” means, collectively, the 1145 Rights Offering, the Accredited Investor Rights Offering and the 4(a)(2) Backstop Commitment.
197.     “Rights Offering Equity” means, collectively, the 1145 Rights Offering Equity, the Accredited Investor Rights Offering Equity and the 4(a)(2) Backstop Commitment Equity.
198.    “Rights Offering Participants” means, as applicable, (a) the 1145 Rights Offering Participants, (b) the Accredited Investor Rights Offering Participants, and (c) the participants in the 4(a)(2) Backstop Commitment.
199.    “Rights Offering Procedures” means, as applicable, the 1145 Rights Offering Procedures and the Accredited Investor Rights Offering Procedures.
200.    “Royalty and Working Interests” means working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests, including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, and production payments.
201.    “RSA” means that certain Restructuring Support Agreement, dated as of February 1, 2017, by and between the Debtors and the Consenting Creditors, as may be amended, restated, or supplemented from time to time, which shall be attached to the Disclosure Statement.
202.    “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules.
203.    “SEC” means the Securities and Exchange Commission.
204.    “Second Lien Adequate Protection Claims” means the Second Lien Superpriority Claims as defined in the DIP Orders.
205.    “Second Lien Investment” means the purchase by the Second Lien Investors of the Second Lien Investment Equity for an aggregate purchase price of $19,250,000.00 at a price per share to be determined based on a twenty-five percent (25%) discount to Plan Value.

206.    “Second Lien Investment Agreement” means the agreement whereby the Second Lien Investors committed to make the Second Lien Investment, which shall be attached to the Disclosure Statement.
207.    “Second Lien Investment Equity” means, in the aggregate, a number of shares of New Common Stock equal to six and four-tenths percent (6.4%) as of the Effective Date (subject to dilution by (a) the New Common Stock issuable upon exercise of the New Warrants, (b) the New Management Incentive Plan), and (c) the GUC Rights Offering Equity).
208.    “Second Lien Investors” means the Consenting Second Lien Noteholders, in their capacity as purchasers of the Second Lien Investment Equity.
209.    “Second Lien Notes” means those certain 7.00% Senior Secured Second Lien Notes due February 15, 2023, issued by VNR and VNR Finance pursuant to the Second Lien Notes Indenture.
210.    “Second Lien Notes Claims” means any Claim derived from or arising under the Second Lien Notes, the Second Lien Notes Indenture or the Notes Documents (as defined in the Second Lien Notes Indenture), including the Second Lien Adequate Protection Claims and Indenture Trustee Fees and Expenses owed to the Second Lien Notes Trustee. The Second Lien Notes Claims are Allowed Claims as set forth in Article III.B.5(b).
211.    “Second Lien Notes Indenture” means that certain Indenture, dated as of February 10, 2016, by and among VNR and VNR Finance, as issuers, and the Second Lien Notes Trustee, as may be amended, restated or otherwise supplemented from time to time.
212.    “Second Lien Notes Trustee” means Delaware Trust Company, as trustee under the Second Lien Notes Indenture.
213.    “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan or separate order of the Bankruptcy Court as a secured claim.
214.    “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties).
215.    “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

216.    “Security” or “Securities” has the meaning set forth in section 2(a)(1) of the Securities Act.
217.    “Senior Commitment Party” has the meaning set forth in the Backstop Agreement.
218.    “Senior Notes” means, collectively, (a) the 2019 Senior Notes, and (b) the 2020 Senior Notes.
219.    “Senior Note Claim Distribution” means, in the aggregate, a number of shares of New Common Stock equal to ninety-seven percent (97%) of the aggregate New Common Stock as of the Effective Date (subject to dilution by (a) the Rights Offering Equity, (b) the GUC Rights Offering Equity, (c) New Common Stock issued and distributed from the GUC Equity Pool, (d) the Second Lien Investment Equity, (e) the Backstop Premium, (f) the New Common Stock issuable upon exercise of the New Warrants, and (g) the New Management Incentive Plan).
220.    “Senior Notes Claims” means any Claim derived from or arising under the Senior Notes.
221.    “Senior Notes Indentures” means, collectively, (a) the 2019 Senior Notes Indenture, and (b) the 2020 Senior Notes Indenture.
222.    “Senior Notes Trustees” means, collectively (a) the 2019 Senior Notes Trustee, and (b) the 2020 Senior Notes Trustee.
223.    “Term Loan Purchase” means the $31,250,000 in principal amount of Exit Term A Loans to be purchased on the Effective Date by certain Consenting Senior Noteholders for cash at par (on a pro rata basis in accordance with their Option 1 Pro Rata Share from all holders of Lender Claims that elected Option 1) in connection with the consummation of the Plan and pursuant to the Backstop Agreement.
224.    “Trade Claims” means any Allowed Claim held by a Trade Creditor against the Debtors; provided, that Trade Claims shall not include Administrative Claims or any Claim of a Trade Creditor that is otherwise paid in full pursuant to an order of the Bankruptcy Court.
225.    “Trade Claims Distribution Pool” means an amount equal to $3,000,000 to be used for Cash payments on account of Trade Claims in accordance with the Plan.
226.    “Trade Creditor” means each trade creditor or vendor who (a) is continuing or (b) may enter into an agreement with the Debtors, to have an ongoing business relationship with the Debtors as of and after the Effective Date and is not a party to an executory contract or unexpired lease.
227.    “U.S.” means the United States of America.
228.    “U.S. Trustee” means the Office of the U.S. Trustee Region 7 for the Southern District of Texas.

229.    “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
230.    “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
231.    “Unsecured Claim” any Claim that is not Secured by a Lien on property in which one of the Debtors’ Estates has an interest.
232.    “VNR” means Vanguard Natural Resources, LLC.
233.    “VNR Finance” means VNR Finance Corp.
234.    “VNR Common Unit New Warrants” means the 3 and a half year warrants issued to Holders of Allowed VNR Common Units for three percent (3%) of the New Common Stock as of the Effective Date (subject to dilution by the New Management Incentive Plan) exercisable at a total enterprise value to be calculated based on actual net debt as calculated in accordance with Exhibit A of the RSA, plus Allowed General Unsecured Claims (including rejection damage claims), Trade Claims, DIP Facility Claims and Administrative Claims, and the liquidation preference of the VNR Preferred Units, each as determined as of the Effective Date without giving effect to the Rights Offering, the GUC Rights Offering, the Backstop Agreement, or the Second Lien Investment, on the terms set forth in the Warrant Agreement.
235.    “VNR Common Units” means the common units representing limited liability company interests in VNR, which are traded publicly on NASDAQ under the ticker symbol VNR.
236.    “VNR Preferred Unit Equity Distribution” means, in the aggregate, a number of shares of New Common Stock equal to three percent (3%) of the New Common Stock as of the Effective Date (subject to dilution by (a) the Rights Offering Equity, (b) GUC Rights Offering Equity, (c) New Common Stock issued and distributed from the GUC Equity Pool, (d) the Second Lien Investment Equity, (e) the Backstop Premium, (f) the New Common Stock issuable upon exercise of the New Warrants, and (g) the New Management Incentive Plan).
237.    “VNR Preferred Unit New Warrants” means the 3 and a half year warrants issued to Holders of Allowed VNR Preferred Units for three percent (3%) of the New Common Stock as of the Effective Date (subject to dilution by the New Management Incentive Plan) exercisable at a total enterprise value to be calculated based on actual net debt as calculated in accordance with Exhibit A of the RSA, plus Allowed General Unsecured Claims (including rejection damage claims), Trade Claims, DIP Facility Claims and Administrative Claims, each as determined as of the Effective Date without giving effect to the Rights Offering, the GUC Rights Offering, the Backstop Agreement, or the Second Lien Investment, on the terms set forth in the Warrant Agreement.

238.    “VNR Preferred Units” means, collectively, (a) the 7.875% Series A Cumulative Redeemable Perpetual Preferred Units, (b) the 7.625% Series B Cumulative Redeemable Perpetual Preferred Units, and (c) the 7.75% Series C Cumulative Redeemable Perpetual Preferred Units.
239.    “Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants, which agreement shall be in substantially the form to be filed with the Plan Supplement.

B.	Rules of Interpretation.
For the purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not filed, having been filed or to be filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (f) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (g) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (h) subject to the provisions of any contract, certificate of incorporation, or similar formation document or agreement, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (j) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (k) any term used in capitalized form but that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (l) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (n) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (o) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Computation of Time .
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law .
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures .
All references in the Plan to monetary figures shall refer to currency of the U.S., unless otherwise expressly provided.

F.	Conflicts .
In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

G.	Consent and Approval Rights with Respect to Documentation.
Each document, agreement, term, and condition that is referenced, described, or set forth in the Plan (including, without limitation, any Plan Supplement document or definitive or ancillary document contemplated to be entered into in connection with the Restructuring Transactions or the implementation thereof, including any amendments or modifications thereto) shall be subject to all applicable consent and approval rights of the parties to the RSA and Backstop Agreement, in each case, to the extent set forth therein, and such consent and approval rights are hereby expressly incorporated by reference into the Plan, provided that given the Creditors’ Committee’s support of the Plan (as demonstrated by their agreement to provide a letter encouraging Holders of General Unsecured Claims, Encana Claims, and Trade Claims to vote in favor of the Plan), (i) any changes to the treatment of Holders of General Unsecured Claims, Encana Claims, or Trade Claims and (ii) any other changes that impact the rights of Holders of General Unsecured Claims, Encana Claims, or Trade Claims contemplated by the

Plan (including, without limitation, release and exculpation provisions) shall require the consent of the Creditors’ Committee, and the GUC Rights Offering Procedures and related forms shall be in form and substance reasonably acceptable to the Creditors’ Committee.
Article II.
ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS, AND PRIORITY TAX CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Adequate Protection Claims, DIP Facility Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Equity Interests. Each of the Debtors shall be obligated to satisfy only the Allowed Administrative Claims, DIP Facility Claims, or Priority Tax Claims of its respective Estate.

A.	Administrative Claims .
1.    General Administrative Claims.
Except as specified in this Article II, unless the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 60 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claim is based on a liability incurred by the Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Administrative Claim, without any further action by the Holders of such Allowed General Administrative Claim, and without any further notice to or action, order, or approval of the Bankruptcy Court. Notwithstanding the foregoing, no request for payment of a General Administrative Claim need be filed with respect to a General Administrative Claim previously Allowed by Final Order.
Except for Claims of Professionals, requests for payment of General Administrative Claims that were not accrued in the ordinary course of business must be filed and served on the Debtors or the Reorganized Debtors, as applicable, no later than the Administrative Claims Bar Date applicable to the Debtor against whom the General Administrative Claim is asserted pursuant to the procedures specified in the Confirmation Order and the notice of the Effective Date. Holders of General Administrative Claims that are required to file and serve a request for payment of such General Administrative Claims by the Administrative Claims Bar Date that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such General Administrative Claims against the Debtors, the Reorganized Debtors, or their respective property, and such General Administrative Claims shall be deemed forever discharged and released as of the Effective Date. Any requests for payment of General Administrative Claims that are not properly filed and served by the Administrative Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors or the Reorganized Debtors or further order of the Bankruptcy Court.
The Reorganized Debtors, in their sole and absolute discretion, may settle General Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. The Reorganized Debtors may also choose to object to any General Administrative Claim no later than 60 days from the Administrative Claims Bar Date, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court. Unless the Debtors or the Reorganized Debtors (or other party with standing) object to a timely filed and properly served General Administrative Claim, such General Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to a General Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such General Administrative Claim should be allowed and, if so, in what amount.
2.    Professional Compensation.

(a)	Final Fee Applications.
All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be filed and served on the Reorganized Debtors no later than 60 days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Bankruptcy Court, promptly paid from the Professional Fee Escrow Account up to its full Allowed amount.

(b)	Professional Fee Escrow Account.
On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors, without any further action or order of the Bankruptcy Court. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be paid by the Debtors or the Reorganized Debtors, as applicable.

(c)	Professional Fee Reserve Amount.

Professionals shall estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date and shall deliver such estimate to the Debtors no later than two Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. The total amount estimated pursuant to this section shall comprise the Professional Fee Reserve Amount.

(d)	Post-Effective Date Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Reorganized Debtors or the Creditors’ Committee with respect to those matters for which the Creditors’ Committee remains in existence pursuant to Article XII.C of the Plan. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
3.    Adequate Protection Claims.
The Administrative Agent and the Lenders will receive the treatment provided for Allowed Lender Claims in Article III.B.4 in full and complete satisfaction of the First Lien Adequate Protection Claims held by the Lenders.
The Second Lien Notes Trustee and the Holders of the Second Lien Notes will receive the treatment provided for Second Lien Notes Claims in Article III.B.5 in full and complete satisfaction of the Second Lien Adequate Protection Claims held by the Second Lien Notes Trustee and the Holders of the Second Lien Notes.

B.	DIP Facility Claims.
Subject to the terms, conditions, and priorities set forth in the DIP Orders, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim, each such Allowed DIP Facility Claim shall be paid in full in Cash by the Debtors on the Effective Date in an amount equal to the Allowed amount of such DIP Facility Claim and all commitments to make Loans and/or advances under the DIP Facility shall terminate and all Loan Documents (as defined therein) shall terminate and be of no further force or effect. Upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility for which no claim has been made) in accordance with the terms of this Plan, on the

Effective Date, all Liens granted to secure such obligations shall be terminated and of no further force or effect.

C.	Priority Tax Claims .
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

D.	Statutory Fees .
All fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date with respect to the Debtors shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.
Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.	Classification of Claims and Equity Interests .
Claims and Equity Interests, except for Administrative Claims, Adequate Protection Claims, Professional Fee Claims, DIP Facility Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim or Equity Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The Debtors reserve the right to assert that the treatment provided to Holders of Claims (other than General Unsecured Claims) and Equity Interests pursuant to Article III.B of the Plan renders such Holders Unimpaired.
For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors; provided, that (a) any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below and (b) to the extent that a Class contains Claims or Equity

Interests only with respect to one or more particular Debtor, such Class applies solely to such Debtor.
The following chart represents the classification of Claims and Equity Interests for each Debtor pursuant to the Plan.

Class	Claims and Equity Interests	Status	Voting Rights
Class 1	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Lender Claims	Impaired	Entitled to Vote
Class 5	Second Lien Notes Claims	Impaired	Entitled to Vote
Class 6	Senior Notes Claims	Impaired	Entitled to Vote
Class 7	General Unsecured Claims	Impaired	Entitled to Vote
Class 8	Encana Claims	Impaired	Entitled to Vote
Class 9	Trade Claims	Impaired	Entitled to Vote
Class 10	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept)
Class 11	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 12	VNR Preferred Units	Impaired	Entitled to Vote
Class 13	VNR Common Units	Impaired	Entitled to Vote
Class 14	Other Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Equity Interests .
To the extent a Class contains Allowed Claims or Allowed Equity Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Equity Interests is specified below.
1.    Class 1 – Secured Tax Claims.

(a)	Classification: Class 1 shall consist of Secured Tax Claims.

(b)
Treatment: On or as soon after the Effective Date as practicable, unless the Reorganized Debtors and the Holder of an Allowed Secured Tax Claim agree to less favorable treatment (in which event such other agreement will govern, but solely as between such Holder of an Allowed Secured Tax Claim and the Reorganized Debtors), each Holder of an Allowed Secured Tax Claim shall receive, on account of and in full and final satisfaction, settlement, release, and discharge of such Claim and any Liens securing such Claim, in accordance with sections 1129(a)(9)(C) and (D) of the

Bankruptcy Code, Cash in the amount of such Allowed Secured Tax Claim: (i) on, or as soon as practicable after, the later of (A) the Effective Date and (b) the date such Secured Tax Claim becomes an Allowed Secured Tax Claim; or (ii) in regular payments in equal installments over a period of time not to exceed five (5) years after the Petition Date with interest at a rate determined in accordance with section 511 of the Bankruptcy Code; provided, that the first such regular payment shall represent a percentage recovery at least equal to that expected to be received by the most favored Holders of Allowed General Unsecured Claims; provided further, that the Reorganized Debtors may prepay the entire amount of the Allowed Secured Tax Claim at any time in its sole discretion. All Allowed Secured Tax Claims that are not due and payable on or before the Effective Date shall be paid by the Reorganized Debtors when such claims become due and payable in the ordinary course of business in accordance with the terms thereof.

(c)
Voting: Class 1 is Unimpaired by the Plan. Holders of Claims in Class 1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.    Class 2 – Other Secured Claims.

(a)	Classification: Class 2 consists of Other Secured Claims.

(b)
Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)
Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.    Class 3 – Other Priority Claims.

(a)	Classification: Class 3 consists of Other Priority Claims.

(b)
Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)
Voting: Class 3 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.    Class 4 – Lender Claims.

(a)	Classification: Class 4 consists of Lender Claims.

(b)
Allowance: The Lender Claims shall be Allowed in an aggregate principal amount of $1,248,945,000 plus (x) any accrued and unpaid interest (whether pre or post Petition Date) at the non-default rate provided in the Credit Agreement through and including the Effective Date (the “Credit Agreement Interest”), and (y) all pre- and post-Petition Date fees, expenses, and other charges (including professional fees and expenses) payable by the Debtors in accordance with the terms of the Credit Agreement (the “Credit Agreement Fees and Expenses”).

(c)
Treatment: Notwithstanding any other provision of this Plan to the contrary, on the Effective Date, except to the extent that a Holder of an Allowed Lender Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Lender Claim, each such Holder shall receive its Pro Rata share of (x) cash in the amount of the Credit Agreement Interest, plus (y) cash in the amount of its Pro Rata share of the Glasscock Sale Proceeds. In addition, each such Holder shall receive treatment under either Option 1 or Option 2 below:

Option 1: If the Holder elects (or is deemed to elect, upon its execution of the Exit Facility Credit Agreement) Option 1 on its Ballot, it shall also receive its Option 1 Pro Rata Share of:

(i)	the Lender Paydown;

(ii)	the Exit Revolving Loans; and

(iii)	the Exit Term A Loans
-or-
Option 2: If such Holder elects Option 2 on its Ballot, it shall also receive its Option 2 Pro Rata Share of the Exit Term B Loans.
For the avoidance of doubt, a Holder electing Option 2 shall not receive any portion of the Lender Paydown, Exit Revolving Loans, or Exit Term A Loans. Rather, each Holder electing Option 2 shall receive only its Option 2 Pro Rata Share of the Exit Term B Loans in a principal amount equal to the Pro Rata distribution it otherwise would have received with respect to the Lender Paydown, Exit Revolving Loans, and Exit Term A Loans.
In addition, all Credit Agreement Fees and Expenses shall be paid in full on the Effective Date.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.
5.    Class 5 – Second Lien Notes Claims.

(a)	Classification: Class 5 consists of Second Lien Notes Claims.

(b)
Allowance: The Second Lien Notes Claims shall be Allowed in the aggregate principal amount equal to $78,075,297.00, plus accrued and unpaid postpetition interest at the non-default rate through the Effective Date pursuant to the Second Lien Notes and the Indenture Trustee Fees and Expenses owed to the Second Lien Notes Trustee. For the avoidance of doubt, the Second Lien Notes Claims shall not be increased by any make-whole or prepayment premium on account of the Restructuring Transactions described herein.

(c)
Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Claim, each such Holder shall receive its Pro Rata share of the New Second Lien Notes. Distribution to each Holder of an Allowed Second Lien Notes Claim shall be subject to the rights and the terms of the Second Lien Notes Indenture. The portion of Allowed Second Lien Notes Claims that constitute Indenture Trustee Fees and Expenses owed to the Second Lien Notes Trustee shall be paid in Cash.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.
6.    Class 6 – Senior Notes Claims.

(a)	Classification: Class 6 consists of Senior Notes Claims.

(b)
Allowance: The Senior Notes Claims are Allowed in the amount of (i) (A) $51,833,550.00 due under the 2019 Senior Notes and (B) $391,853,038.00 due under the 2020 Senior Notes, plus (ii) if Allowed, accrued and unpaid interest (but excluding any amounts included in clauses (A) or (B)), premiums, fees and costs and expenses, including, without limitation, attorney’s fees, trustee’s fees, and other professional fees and disbursements, and other obligations owing under the Senior Notes Indentures.

(c)
Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Senior Notes Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Senior Notes Claim, each such Holder shall receive: (i) its Pro Rata share of the Senior Note Claim Distribution; and (ii) the opportunity to participate in the 1145 Rights Offering and the Accredited Investor Rights Offering in accordance with the Plan and the applicable Rights Offering Procedures; provided that only Accredited Investor Eligible Holders shall be entitled to participate in the Accredited Investor Rights Offering.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.
7.    Class 7 – General Unsecured Claims.

(a)	Classification: Class 7 consists of General Unsecured Claims.

(b)
Treatment: On a Distribution Date, except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each such Holder shall, at its election, for its entire Allowed General Unsecured Claim, either (i) receive (x) its Pro Rata share of the GUC Equity Pool and (y) if such Holder is a GUC Eligible Holder, the opportunity to participate in the GUC Rights Offering in accordance with the terms of this Plan and the GUC Rights Offering Procedures or (ii) participate in the GUC Cash Pool as set forth below. The treatment of General Unsecured Claims is subject to the following conditions:

(i)
Holders of Allowed General Unsecured Claims must make a binding and irrevocable election of their treatment on their Ballot before the Voting Deadline (as defined in the Disclosure Statement Order); provided that elections of Holders of Allowed General Unsecured Claims arising from the rejection of an Executory Contract or Unexpired Lease will be made in accordance with Article V.B herein;

(ii)	Holders of Allowed General Unsecured Claims will not receive a distribution until all Disputed General Unsecured Claims of all Holders of General Unsecured Claims have been resolved;

(iii)	any Holder with an Allowed General Unsecured Claim that fails to make an election will be deemed to elect to participate in the GUC Cash Pool; and

(iv)	in the event a Holder participates in the GUC Cash Pool, its Pro Rata share of the GUC Equity Pool and GUC Rights shall be cancelled.

(c)
GUC Cash Pool: If the Holder of an Allowed General Unsecured Claim elects to participate in the GUC Cash Pool, such Holder will receive, following Allowance of its Claim, Cash equal to its Pro Rata share of the GUC Cash Pool subject to a maximum recovery of 12% of the amount of its Allowed General Unsecured Claim; provided, that the Reorganized Debtors shall retain any Cash left in the GUC Cash Pool following the resolution of all Disputed Claims and the payment of all Cash required by this Article III.B.7(b).

(d)	Voting: Class 7 is Impaired under the Plan. Holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.
8.    Class 8 – Encana Claims

(a)	Classification: Class 8 consists of Encana Claims.

(b)	Allowance: The Encana Claims shall be Allowed as provided in the Encana Term Sheet.

(c)
Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for the Encana Claims, Encana shall receive: the treatment set forth in the Encana Term Sheet, which includes (i) cash consideration in the amount of $5 million dollars on the Effective Date; and (ii) assignments of all of the Debtors’ right, title and interest in the wells, oil and gas leases, lands, and units to the extent set forth on Exhibit A to the Encana Term Sheet (the “Transferred Interests”) free and clear of all Liens, Claims, charges, or other encumbrances in accordance with section 363(f) of the Bankruptcy Code.
The assignments shall not include any leasehold, working interests, royalty rights, or non-consent rights retained by, or granted to, the Debtors under the Development Agreement (as defined in the Encana Term Sheet) (“Vanguard Interests”), and the Debtors shall retain all rights and obligations delineated under the Development Agreement and the applicable Joint Operating Agreements (as defined in the Encana Term Sheet) with respect to the Vanguard Interests. For the further avoidance of doubt, all terms and conditions of the Encana Term Sheet are incorporated into this Plan.

(d)	Voting: Class 8 is Impaired under the Plan. Holders of Claims in Class 8 are entitled to vote to accept or reject the Plan.

9.    Class 9 – Trade Claims.

(a)	Classification: Class 9 consists of Trade Claims.

(b)
Treatment: On a Distribution Date, except to the extent that a Holder of an Allowed Trade Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Trade Claim, each such Holder shall receive Cash in an amount equal to its Pro Rata share of the Trade Claims Distribution Pool; provided, that no holder of an Allowed Trade Claim shall be entitled to distributions exceeding the amount of its Allowed Trade Claim; provided, further, that any Trade Claim which is Allowed in an amount greater than $500,000 shall be deemed to be a Class 7 General Unsecured Claim.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Claims in Class 9 are entitled to vote to accept or reject the Plan.
10.    Class 10 – Intercompany Claims.

(a)	Classification: Class 10 consists of Intercompany Claims.

(b)
Treatment: Each Allowed Intercompany Claim shall be, at the option of the holder of the relevant Intercompany Claim, with the reasonable consent of the Required Consenting Senior Noteholders and the Requisite Commitment Parties, either: (i) Reinstated; (ii) compromised, extinguished, or settled; or (iii) cancelled and shall receive no distribution on account of such Claims; provided, however, that any Intercompany Claim relating to any postpetition payments from any Debtor to another Debtor under any postpetition Intercompany Transfer (as defined in the

Cash Management Order) shall be paid in full as a General Administrative Claim pursuant to Article II.A of the Plan.

(c)
Voting: Class 10 is either Unimpaired, and such Holders of Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Allowed Class 10 Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

11.    Class 11 – Intercompany Interests.

(a)	Classification: Class 11 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be Reinstated as of the Effective Date.

(c)
Voting: Class 11 is Unimpaired under the Plan. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

12.    Class 12 – VNR Preferred Units.

(a)	Classification: Class 12 consists of the VNR Preferred Units.

(b)
Treatment: On the Effective Date, except to the extent that a Holder of VNR Preferred Units agrees to less favorable treatment of its VNR Preferred Units, and subject to the terms of the Restructuring Transactions, all VNR Preferred Units shall be cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and in full and final satisfaction, settlement, release, and discharge of and in exchange for each VNR Preferred Unit, each Holder of VNR Preferred Units shall receive: (i) if Class 6, Class 7, Class 8, Class 9 and Class 12 are each determined to have voted to accept the Plan in accordance with the Bankruptcy Code, such Holder’s Pro Rata share of (A) the VNR Preferred Unit Equity Distribution and (B) VNR Preferred Unit New Warrants; or (ii) if Class 6, Class 7, Class 8, Class 9, or Class 12 is determined to have voted to reject the Plan in accordance with the Bankruptcy Code, no distribution; provided that each Holder of VNR Preferred Units shall be given the opportunity to elect to waive and decline any distribution on account of its VNR Preferred Units under the Plan, in which case the VNR Preferred Unit Equity Distribution and VNR Preferred Unit New Warrants that such Holder would have been entitled to receive shall be cancelled and of no further effect.

Prior to the Effective Date, the Debtors will distribute waiver election forms to the Holders of VNR Preferred Units, pursuant to which the Holders may elect to waive and decline any distribution on account of their VNR Preferred Units. These waiver election forms will set forth instructions by which such Holders may make the election by either (i) electronically delivering their VNR Preferred Unit positions through DTC’s Automated Tender Offer Program (if the Holder holds its VNR Preferred Units through a nominee) or (ii) marking such election on the form and returning the form to Claims and Noticing Agent (if the VNR Preferred Units are held directly in the Holder’s name on the books and records of the stock transfer agent and not through a nominee).

(c)	Voting: Class 12 is Impaired under the Plan. Holders of VNR Preferred Units are entitled to vote to accept or reject the Plan.
13.    Class 13 – VNR Common Units.

(a)	Classification: Class 13 consists of the VNR Common Units.

(b)
Treatment: On the Effective Date, except to the extent that a Holder of VNR Common Units agrees to less favorable treatment of its VNR Common Units, and subject to the terms of the Restructuring Transactions, all VNR Common Units shall be cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and in full and final satisfaction, settlement, release, and discharge of and in exchange for each VNR Common Unit, each Holder of VNR Common Units shall receive: (i) if Class 6, Class 7, Class 8, Class 9, and Class 12 are each determined to have voted to accept the Plan in accordance with the Bankruptcy Code, such Holder’s Pro Rata share of the VNR Common Unit New Warrants; or (ii) if Class 6, Class 7, Class 8, Class 9, or Class 12, is determined to have voted to reject the Plan in accordance with the Bankruptcy Code, no distribution; provided that each Holder of VNR Common Units shall be given the opportunity to elect to waive and decline any distribution on account of its VNR Common Units under the Plan, in which case the VNR Common Unit New Warrants that such Holder would have been entitled to receive shall be cancelled and of no further effect.

Prior to the Effective Date, the Debtors will distribute waiver election forms to the Holders of VNR Common Units, pursuant to which the Holders may elect to waive and decline any distribution on account of their VNR Common Units. These waiver election forms will set forth instructions by which such Holders may make the election by either (i) electronically delivering their VNR Common Unit positions through DTC’s Automated Tender Offer Program (if the Holder holds its VNR Common Units through a nominee) or (ii) marking such election on the form and returning the form to Prime Clerk LLC (if the VNR Common

Units are held directly in the Holder’s name on the books and records of the stock transfer agent and not through a nominee).

(c)	Voting: Class 13 is Impaired under the Plan. Holders of VNR Common Units are entitled to vote to accept or reject the Plan.
14.    Class 14 – Other Existing Equity Interests.

(a)	Classification: Class 14 consists of all Other Existing Equity Interests.

(b)
Treatment: On the Effective Date, each Other Existing Equity Interest shall be cancelled and of no further force and effect, and the holders thereof shall not receive or retain any distribution on account of their Other Existing Equity Interests.

(c)
Voting: Class 14 is Impaired under the Plan. Each holder of an Other Existing Equity Interest will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Other Existing Equity Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims .
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes .
Any Class of Claims or Equity Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Equity Interest that is Allowed in an amount greater than zero for voting purposes pursuant to the Disclosure Statement Order shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code .
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including, without limitation, by modifying the treatment applicable to a

Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor.

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes.
If a Class contains Holders of Claims or Equity Interests eligible to vote and no Holders of Claims or Equity Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Equity Interests in such Class.

G.	Presumed Acceptance and Rejection of the Plan.
To the extent that Claims or Equity Interests of any class are not entitled to receive or retain any property under the Plan on account of such Claims or Equity Interests, each Holder of a Claim or Equity Interest in such class is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan. To the extent that Claims or Equity Interests of any Class are Reinstated, each Holder of a Claim or Equity Interest in such Class is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

H.	Intercompany Interests.
To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but rather for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

I.	Controversy Concerning Impairment .
If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

J.	Subordinated Claims and Equity Interests .
The allowance, classification, and treatment of all Allowed Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto.
Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.    General Settlement of Claims and Equity Interests.
The Plan shall be deemed a motion to approve the good faith compromise and settlement pursuant to which the Debtors, the Holders of Claims against and/or Equity Interests in the Debtors, the Holders of Senior Note Claims, and the Holders of Second Lien Note Claims settle all Claims, Equity Interests, and Causes of Action pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan (including, without limitation, any argument that the Allowed Second Lien Claims should be increased by a “make-whole” or similar amount or premium). The Confirmation Order shall constitute the Court’s approval of the compromise, settlement, and release of all such Claims, Equity Interests, and Causes of Action, as well as a finding by the Bankruptcy Court that all such compromises, settlements, and releases are in the best interests of the Debtors, their Estates, and the Holders of Claims, Equity Interests, and Causes of Action, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle all Claims and Causes of Action against, and Equity Interests in, the Debtors and their Estates. The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims or Equity Interests in any Class are intended to be and shall be final.

B.	Restructuring Transactions .
On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will effectuate the Restructuring Transactions, and will take any actions as may be necessary or advisable to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein. The actions to implement the Restructuring Transactions may include, consistent with the consent rights in the Restructuring Support Agreement: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including the formation of the entity or entities that will comprise the Reorganized Debtors; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; (d) the execution and delivery of the New Organizational Documents; (e) the execution and delivery of the Exit Facility Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees, expenses, and the Lender Paydown to be paid by the Debtors and the Reorganized Debtors, as applicable), subject to any post-closing execution and delivery periods provided for in the Exit Facility Documents; (f) the execution and delivery of the New Second Lien Notes Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees, expenses, and indemnities to be paid by the Debtors, the Reorganized Debtors, as applicable, in connection therewith), subject to any post-closing execution and delivery periods provided for in the New Second Lien Notes Documents; (g) the execution and delivery of the Registration Rights Agreement; (h) the issuance of the New Common Stock in accordance with the Plan; (i) the implementation of the Second Lien Investment Agreement and the issuance of the New Common Stock in connection therewith; (j) pursuant to the Rights Offering Procedures and the Backstop Agreement, the implementation of the Rights Offering and the issuance of the New Common Stock in connection therewith; (k) the issuance of the New Warrants in accordance with the Plan; (l) the funding of the Trade Claims Distribution Pool; (m) the funding of the GUC Cash Pool; (n) pursuant to the GUC Rights Offering Procedures, the implementation of the GUC Rights Offering and the issuance of the New Common Stock in connection therewith; and (o) after cancellation of the Equity Interests in VNR, all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan.
The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code and Bankruptcy Rule 9019, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.	Sources of Consideration for Plan Distributions .
The Reorganized Debtors shall fund distributions under the Plan, subject to the terms hereof, as applicable, with: (a) the Exit Facility; (b) the Cash proceeds from the Term Loan Purchase; (c) any encumbered and unencumbered Cash on hand, including Cash from operations or asset dispositions, of the Debtors; (d) the Glasscock Sale Proceeds; (e) the Cash proceeds from the sale of the New Common Stock pursuant to the Rights Offering and the GUC Rights Offering; (f) the Cash proceeds from the Second Lien Investment; (g) the Second Lien Notes; (h) the New Common Stock; and (i) the New Warrants. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance, expressly including the consent rights set forth herein, and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Common Stock, the Rights, the GUC Rights, and the New Warrants will be exempt from SEC registration to the fullest extent permitted by law, as described more fully in Article VI.F below.
1.    Exit Facility.
On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility. Each Holder of an Allowed Lender Claim that participates in the Exit Facility shall receive its Option

1 Pro Rata share of the (a) Exit Revolving Loans and the Revolving Commitments, (b) Exit Term A Loans (in the case of (a) and (b) by participating as a Lender under the Exit Facility), and (c) Lender Paydown, pursuant to Article III.B.4. The Exit Facility shall be on terms set forth in the Exit Facility Documents and consistent with the terms set forth in the Exit Facility Term Sheet. In addition, to the extent a Lender elects to participate in the Exit Term B Facility, such Lender shall receive its Option 2 Pro Rata Share of the Exit Term B Loans. The Exit Term B Facility shall be on terms set forth in the Exit Term B Documents.
Confirmation shall be deemed approval of the Exit Facility and Exit Term B Facility (including, respectively, the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not previously approved by the Bankruptcy Court, and the Reorganized Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility and Exit Term B Facility, including any and all documents and Exit Facility Documents required to enter into the Exit Facility pursuant to the terms thereof and Exit Term B Facility and all collateral documents related thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the Exit Facility and Exit Term B Facility.
2.    New Second Lien Notes.
On the Effective Date, the Reorganized Debtors shall issue the New Second Lien Notes, in accordance with the terms and conditions of the New Second Lien Notes Documents. The New Second Lien Notes Indenture for the New Second Lien Notes shall be included in the Plan Supplement.
Confirmation shall be deemed approval of the New Second Lien Notes and New Second Lien Notes Documents (including the credit extended, guarantees, Liens, and other transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees, expenses, and indemnities to be paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not previously approved by the Bankruptcy Court, and the Reorganized Debtors shall be authorized to issue the New Second Lien Notes and execute, deliver, and/or ratify the New Second Lien Notes Documents and any other document necessary or appropriate to effectuate the New Second Lien Notes and New Second Lien Indenture, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate the issuance of the New Second Lien Notes and entry into and/or ratification of the New Second Lien Notes Documents.
Notwithstanding anything to the contrary contained in the Plan, (a) the Existing Second Lien Notes Documents shall be amended, restated, continued, and/or ratified in accordance with the New Second Lien Notes Documents, and (b) all guarantees and all Liens, mortgages, pledges, charges, security interests and other encumbrances created in favor of the Second Lien

Notes Trustee under the Existing Second Lien Notes Documents shall be amended, restated, continued and/or ratified to the extent set forth the New Second Lien Notes Documents, so that they are deemed created, continued, and/or ratified in favor of the New Second Lien Notes Trustee in accordance with the terms and conditions of the New Second Lien Notes Documents.
3.    Second Lien Investment.
On the Effective Date, the Consenting Second Lien Noteholders will purchase the Second Lien Investment Equity from Reorganized VNR Finance, in accordance with the terms and conditions of the Second Lien Investment Agreement. The Second Lien Investment will be fully backstopped by certain Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement.
Confirmation shall be deemed approval of the Second Lien Investment (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not previously approved by the Bankruptcy Court, and the Reorganized Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Second Lien Investment, including any and all documents required to enter into the Second Lien Investment, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the Second Lien Investment.
4.    Rights Offering for New Common Stock.
On the Effective Date, the Reorganized Debtors shall consummate the Rights Offering, which consists of the 1145 Rights Offering, the Accredited Investor Rights Offering, and the 4(a)(2) Backstop Commitment, pursuant to the terms of the Backstop Agreement and in accordance with the Rights Offering Procedures. The Rights Offering Participants shall have the right to purchase their allocated shares of New Common Stock at the per share purchase price set forth in the Backstop Agreement and the applicable Rights Offering Procedures. The Rights Offering will be backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement.
Upon exercise of the Rights by the Rights Offering Participants pursuant to the terms of the Backstop Agreement and the applicable Rights Offering Procedures, Reorganized VNR Finance shall be authorized to issue the New Common Stock issuable pursuant to such exercise in accordance with Article IV.C.5.
5.    GUC Rights Offering.
The Reorganized Debtors shall consummate the GUC Rights Offering in accordance with the GUC Rights Offering Procedures. The GUC Rights Offering Participants shall have the right to purchase their allocated shares of New Common Stock at the per share purchase price set forth in the GUC Rights Offering Procedures. GUC Rights Offering Equity shall only be issued to

Holders of Allowed Claims. Holders of Allowed General Unsecured Claims, or Disputed General Unsecured Claims (in each case that are otherwise eligible to participate in the GUC Rights Offering) that wish to participate in the GUC Rights Offering must elect to participate in the GUC Equity Pool and GUC Rights (to the extent they are Holders of General Unsecured Claims) and subscribe for their rights prior to the subscription deadline set forth in the GUC Rights Offering Procedures (which shall be prior to the Effective Date); provided that with respect to any General Unsecured Claim that arises from the rejection of an Executory Contract or Unexpired Lease, the subscription deadline shall be the later of (a) the subscription deadline set forth in the GUC Rights Offering Procedures and (b) the 30th day after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. The failure to timely complete and submit a subscription form in accordance with the instructions thereto shall result in a forfeiture of the right to participate in the GUC Rights Offering. No GUC Rights Offering Equity (or New Common Stock from the GUC Equity Pool) shall be issued to Holders of Allowed General Unsecured Claims until such time as all Disputed General Unsecured Claims have been resolved. If the Holder of a Disputed Claim subscribed for a greater number of GUC Rights Offering Shares than their Allowed Claim would entitle them to subscribe for, their subscription shall be deemed reduced in accordance with the GUC Rights Offering Procedures, and if a Disputed Claim is disallowed entirely, their subscription shall be cancelled. Following the later of (a) the subscription deadline for the GUC Rights Offering, including as may be extended for certain holders of General Unsecured Claims as described above, and (b) the date all Disputed General Unsecured Claims have been resolved, the Debtors or Reorganized Debtors (as applicable) shall notify each Holder of an Allowed General Unsecured Claim to the extent any of the foregoing has validly subscribed for GUC Rights Offering Equity in the GUC Rights Offering, of the number of shares of GUC Rights Offering Equity it is entitled to purchase and the aggregate purchase price therefor, and each such Holder shall be obligated to deliver its applicable purchase price promptly as instructed in such funding notice to, or as directed by, the Debtors or Reorganized Debtors (as applicable) in satisfaction of such subscription.
The GUC Rights Offering will not be backstopped, and the GUC Rights Offering Equity shall be in addition to the Rights Offering Equity.
BY PARTICIPATING IN THE GUC RIGHTS OFFERING AND COMPLETING THE GUC SUBSCRIPTION FORM, EACH SUCH HOLDER (A) AGREES AND ACKNOWLEDGES THAT SUCH SUBSCRIPTION CONSTITUTES AN IRREVOCABLE ELECTION TO PARTICIPATE IN THE GUC RIGHTS OFFERING AND TO DEPOSIT THE REQUISITE SUBSCRIPTION PRICE UPON RECEIPT OF A FUNDING NOTICE, AND (B) AGREES AND AFFIRMATIVELY CONSENTS (I) TO BE BOUND BY THE TERMS OF THE GUC RIGHTS OFFERING, (II) TO BE BOUND BY FEDERAL COURT ORDER OF THE BANKRUPTCY COURT TO FUND THE AGGREGATE SUBSCRIPTION PRICE AND TO BE LIABLE TO THE DEBTORS OR REORGANIZED DEBTORS (AS APPLICABLE) TO THE EXTENT OF ANY NONPAYMENT THEREOF, (III) TO BE LIABLE TO THE DEBTORS OR REORGANIZED DEBTORS (AS APPLICABLE) FOR ANY AND ALL COSTS OF COLLECTION INCURRED IN RESPECT THREOF, AND (IV) TO SUBMIT TO

THE JURISDICTION OF THE BANKRUPTCY COURT IN CONNECTION WITH THE GUC RIGHTS OFFERING AND ALL MATTERS RELATED THERETO.
Upon exercise of the GUC Rights by the GUC Rights Offering Participants pursuant to the terms of the GUC Rights Offering Procedures, Reorganized VNR Finance shall be authorized to issue the New Common Stock issuable pursuant to such exercise in accordance in accordance with Article IV.C.6.
6.    New Common Stock.
Reorganized VNR Finance shall be authorized to issue the New Common Stock to certain Holders of Claims or Equity Interests pursuant to Article III.B. Reorganized VNR Finance shall issue all securities, instruments, certificates, and other documents required to be issued by it with respect to all such shares of New Common Stock. All such New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.
Except as provided below, the New Common Stock distributed under the Plan will be issued in book-entry form through the direct registry system of the transfer agent and DTC. The ownership interest of each holder of such New Common Stock, and transfers of ownership interests therein, will be recorded on the records of the transfer agent and the direct and indirect participants in DTC. To receive Distributions of New Common Stock through DTC, Holders of Senior Notes Claims, Holders of General Unsecured Claims, Holders of Second Lien Note Claims, and Holders of VNR Preferred Units will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New Common Stock may be deposited. The New Common Stock issuable to holders of VNR Preferred Units will, with respect to VNR Preferred Units held through DTC, be delivered by the Disbursing Agent to the holders of VNR Preferred Units through DTC (via mandatory exchange, if applicable), and holders that do not hold their VNR Preferred Units in DTC may designate a direct or indirect participant in DTC with whom such holder has an account into which such New Common Stock may be deposited or have their shares issued in book-entry form on the register of the transfer agent.
7.    New Warrants.
Reorganized VNR Finance shall be authorized to issue the New Warrants to certain Holders of Equity Interests pursuant to Article III.B. Each New Warrant will, subject to the antidilution adjustments described below and in the Warrant Agreement, be exercisable for one share of New Common Stock.
The Warrant Agreement shall contain provisions for the adjustment of the exercise price and shares of New Common Stock issuable upon exercise following stock splits, stock dividends, and similar combinations or subdivisions of the New Common Stock.
Except as provided below, all New Warrants distributed under the Plan will be issued in book-entry form through the direct registry system of the warrant agent and DTC. The warrant agent will be the transfer agent for the New Common Stock. The ownership interest of each holder of such New Warrants, and transfers of ownership interests therein, will be recorded on the records of the warrant agent and the direct and indirect participants in DTC. Holders of VNR Preferred Units or VNR Common Units that hold such Equity Interests in DTC will receive their New Warrants by deposit to the account of a direct or indirect participant in DTC in which such VNR Preferred Units or VNR Common Units are held. Holders that do not hold their VNR Preferred Units or VNR Common Units in DTC may designate a direct or indirect participant in DTC with whom such holder has an account into which such New Warrants may be deposited or have their New Warrants issued in book-entry form on the register of the warrant agent for the New Warrants. Beneficial owners of the New Warrants will be required to follow the procedures that DTC or its direct or indirect participants, or the warrant agent for the New Warrants, as applicable, may establish for exercising their rights in respect of the New Warrants, including exercise and transfer thereof. New Common Stock issuable upon exercise of such New Warrants will be issued in book-entry form and held through DTC or the warrant agent for the New Warrants, as applicable.

D.	Corporate Existence .
Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law).
On the Effective Date, and pursuant to any mergers, amalgamations, consolidations, arrangements, agreements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors reasonably determine are necessary to consummate the Plan (and as will be further described in the Restructuring Transactions Chart), it is contemplated that:
1.    Reorganized VNR Finance will issue New Common Stock to the Rights Offering Participants, the GUC Rights Offering Participants, and the Second Lien Investors in exchange for Cash, and Reorganized VNR will surrender all of its interest in the stock of Reorganized VNR Finance for no consideration;
2.    VNR will convey all of its assets, including its Equity Interests in all of its subsidiaries, to Reorganized VNR Finance, and in exchange therefor Reorganized VNR Finance will assume certain secured indebtedness of Reorganized VNR (and subsidiaries) and will issue to Reorganized VNR shares of New Common Stock, the New Warrants, and Cash from the Rights Offering; and

3.    All of the distributions contemplated under the Plan will be made by Reorganized VNR Finance and Reorganized VNR as the Disbursing Agent, or such other Person as may be designated by the Reorganized Debtors as Disbursing Agent. No Disbursing Agent will be required to give any bond, surety, or other security for the performance of its duties.

E.	Vesting of Assets in the Reorganized Debtors .
Except as otherwise provided in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. Except as otherwise provided in the Plan, on and after the Effective Date, each of the Reorganized Debtors may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, on the Effective Date, all rights and obligations of the Debtors with respect to the Backstop Agreement shall vest in the applicable Reorganized Debtors, and the Reorganized Debtors will be deemed to assume all such obligations.

F.	Cancellation of Existing Securities and Agreements .
Except as otherwise set forth in the Plan or the Confirmation Order, on and after the Effective Date, all notes, instruments, certificates, agreements, indentures, mortgages, security documents, and other documents evidencing Claims or Equity Interests, including Other Secured Claims, Senior Notes Claims, and Equity Interests in VNR, shall be deemed canceled, surrendered, and discharged without any need for further action or approval of the Bankruptcy Court or any Holder or other Person and the obligations of the Debtors or the Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Senior Notes Trustees shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (a) allowing Holders to receive distributions under the Plan; (b) allowing the Senior Notes Trustees to enforce their rights, claims, and interests vis-à-vis any parties other than the Debtors; (c) allowing the Senior Notes Trustees to make distributions in accordance with the Plan (if any), as applicable; (d) preserving any rights of the Senior Notes Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the relevant indenture or the Intercreditor Agreement, including any rights to priority of payment and/or to exercise the Indenture Trustee Charging Liens; (e) allowing the Senior Notes Trustees to enforce any obligations owed to each of them under the Plan; (f) allowing the Senior Notes Trustees to exercise rights and obligations relating to the interests of the Holders under the relevant indentures; (g) allowing the Senior Notes Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (h) permitting the Senior Notes Trustees to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that except as provided below, the preceding proviso shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the

Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable. Except for the foregoing, the Senior Notes Trustees and their respective agents shall be relieved of all further duties and responsibilities related to the Senior Notes Indentures and the Plan, except with respect to such other rights of such Senior Notes Trustees that, pursuant to the applicable Senior Notes Indentures, survive the termination of such indentures. Subsequent to the performance by each Senior Notes Trustee of its obligations pursuant to the Plan, each Senior Notes Trustee and its agents shall be relieved of all further duties and responsibilities related to the applicable indenture.

The issuance of the New Second Lien Notes, New Common Stock (including the New Common Stock to be issued to the Second Lien Investors), and New Warrants, shall be authorized without the need for any further corporate action or without any further action by a Holder of a Claim or Equity Interest. The Disbursing Agent will be the transfer agent, registrar, and redemption agent for the New Common Stock and the New Warrants.

G.	Corporate Action .
On the Effective Date, all actions contemplated under the Plan with respect to the applicable Debtor or Reorganized Debtor shall be deemed authorized and approved in all respects, including: (a) implementation of the Restructuring Transactions; (b) selection of, and the election or appointment (as applicable) of, the directors and officers for the Reorganized Debtors; (c) execution and delivery of the Exit Facility Documents; (d) execution and delivery of the New Second Lien Notes Documents; (e) approval and adoption of (and, as applicable, the execution, delivery, and filing of) the New Organizational Documents; (f) the issuance and distribution of the New Common Stock in accordance with Plan; (g) the issuance and distribution of the New Common Stock to the Second Lien Investors; (h) the issuance and distribution of the New Warrants in accordance with the Plan; (i) the issuance and distribution of the Rights and the GUC Rights and the subsequent issuance and distribution of the New Common Stock issuable upon the exercise of the Rights and the GUC Rights; (j) payment, in Cash, of all amounts owed to Holders of Allowed Lender Claims pursuant to Article III of the Plan; (k) the execution and delivery of the Registration Rights Agreement; (l) the establishment and funding of the Trade Claims Distribution Pool and the GUC Cash Pool; and (m) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for herein involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action, authorization, or approval that would otherwise be required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred or to have been obtained and shall be in effect as of the Effective Date, without any requirement of further action, authorization, or approval by the Bankruptcy Court, security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors or any other Person.
On or before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, and instruments, and take such actions, contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Facility Documents, the New Second Lien Notes Documents, the Second Lien Investment, the New Organizational Documents, the Rights Offering, the GUC Rights Offering, the Registration Rights Agreement, the GUC Cash Pool, the Trade Claims Distribution Pool, and the New Common Stock, as applicable, and any and all other agreements, documents, securities, and instruments relating to the foregoing, and all such documents shall be deemed ratified. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law.

H.	New Organizational Documents .
On the Effective Date, each of the Reorganized Debtors will file each of their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state of incorporation and its respective New Organizational Documents and other constituent documents of the Reorganized Debtors.

I.	Directors and Officers of the Reorganized Debtors .
As of the Effective Date, the terms of the current members of the board of directors or managers, as applicable, of each Debtor shall expire and the initial New Board shall consist of seven directors and will include: (a) two directors from current management selected by management of Debtors prior to the Effective Date and (b) five directors to be selected by the Senior Commitment Parties in accordance with the RSA. Notwithstanding anything contained herein to the contrary, the New Board shall be disclosed at or before the Confirmation Hearing.
After the Effective Date, the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents.

J.	Section 1146 Exemption.
Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer, mortgage recording tax, or other similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers or property without the payment of any such tax, recordation fee, or governmental assessment.

K.	Director, Officer, Manager, and Employee Liability Insurance
On or before the Effective Date, the Debtors shall purchase and maintain directors’ and officers’ liability insurance policy coverage for the six-year period following the Effective Date for the benefit of the Debtors’ current and former directors, managers, officers and employees on terms no less favorable to such Persons than the Debtors’ existing coverage under the D&O Liability Insurance Policies with available aggregate limits of liability upon the Effective Date of no less than the aggregate limit of liability under the existing D&O Liability Insurance Policies, which shall be reasonably acceptable to the Required Consenting Senior Noteholders and the Requisite Commitment Parties.

L.	New Management Incentive Plan.
The Confirmation Order shall authorize the New Board to adopt the New Management Incentive Plan on the terms set forth herein.

M.	Employee Obligations .
Unless otherwise provided herein and except as set forth in Article V, all employee wages, compensation, and benefit programs set forth on Exhibit A to the Plan Supplement (the “Workforce Obligations List”) (other than any employment, change of control, or severance type of agreement or plan) in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

N.	Effectuating Documents; Further Transactions .
On and after the Effective Date, the Reorganized Debtors, and their respective officers and the New Board, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities authorized and/or issued, as applicable, pursuant to the Plan, including the New Common Stock, the Rights, and the GUC Rights, in the name of and on behalf of Reorganized VNR Finance, as applicable, without the need for any approvals, authorization, or consents.

O.	Preservation of Causes of Action .
In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain (or shall receive from the Debtors) and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than: the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date; provided, further, that in no event shall any Cause of Action against the Lenders, the Administrative Agent, the Second Lien Notes Trustee, or the Holders of Second Lien Notes be preserved to the extent provided in the release, exculpation, injunction provisions set forth in Article VIII of the Plan. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in, or according to the terms of, the Plan, including pursuant to Article VIII of the Plan, or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.
The Reorganized Debtors reserve (or receive) and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

P.	Preservation of Royalty and Working Interests.
Notwithstanding any other provision in the Plan, on and after the Effective Date, all Royalty and Working Interests shall be preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, and no Royalty and Working Interests shall be compromised or discharged by the Plan. For the avoidance of doubt and notwithstanding anything to the contrary in the preceding sentence, any right to payment arising from a Royalty and Working Interest, if any, shall be treated as a General Unsecured Claim under this Plan and shall be subject to any discharge and/or release provided hereunder.

Q.	Payment of Certain Fees .
Without any further notice to or action, order, or approval of the Bankruptcy Court, the Reorganized Debtors or Reorganized VNR Finance, as applicable, shall pay (to the extent not already paid) on the Effective Date any reasonable and documented unpaid fees and expenses (whether incurred before or after the Effective Date) by all of the attorneys, accountants, and other professionals, advisors, and consultants payable under (a) the Exit Facility, (b) the Backstop Agreement, (c) the Second Lien Investment Agreement, (d) the DIP Orders, and (e) the RSA, including any applicable transaction, restructuring, or similar fees for which the Debtors have agreed to be obligated.
On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall pay in Cash all reasonable and documented unpaid Indenture Trustee Fees and Expenses that are required to be paid under the Indentures, without the need for the Indenture Trustees to file fee applications with the Bankruptcy Court without reduction to recoveries of the Holders of the Senior Notes and the Second Lien Notes, as applicable. From and after the Effective Date, the Reorganized Debtors shall pay in Cash all reasonable and documented Indenture Trustee Fees and Expenses, including, without limitation, all Indenture Trustee Fees and Expenses incurred in connection with distributions made pursuant to the Plan, the cancellation and discharge of the Senior Notes Indentures, or the transactions contemplated by the New Second Lien Notes Documents. Nothing herein shall in any way affect or diminish the right of the Indenture Trustees to exercise their respective Indenture Trustee Charging Liens against distributions to Holders of Senior Notes and Second Lien Notes, as applicable, with respect to any unpaid Indenture Trustee Fees and Expenses, as applicable.
The Reorganized Debtors or Reorganized VNR Finance, as applicable, shall pay up to $350,000 of reasonable and documented fees and expenses of the advisors to the Ad Hoc Equity Committee in addition to those provided for in paragraphs 3(a) and 3(d) of the Equity Committee Stipulation, subject to the terms of the Interim Compensation Order. No further fees and expenses of such advisors will be allowed or payable.

R.	Term Loan Purchase.
On the Effective Date, the applicable Consenting Senior Noteholders will consummate the Term Loan Purchase by purchasing, in the aggregate, $31,250,000 in principal amount of Exit Term A Loans on a pro rata basis from the Option 1 Lenders for an aggregate payment in Cash of $31,250,000 paid to the administrative agent for the Exit Term A Loans for the benefit of the Option 1 Lenders in accordance with their Option 1 Pro Rata Share. Without any further documentation or payment, the administrative agent for the Exit Term A Loans shall record the Term Loan Purchase in the register of the Lenders (as defined in the Exit Facility) with respect to such $31,250,000 in Exit Term A Loans.

Confirmation of the Plan shall be deemed approval of such Term Loan Purchase to the extent not previously approved by the Bankruptcy Court, and the Reorganized Debtors and the administrative agent for the Exit Term A Loans shall be authorized to execute and deliver those documents necessary or appropriate to effectuate such Term Loan Purchase without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate such Term Loan Purchase.

S.	Reservation of Rights Regarding Substantive Consolidation.
The Debtors reserve the right to seek prior to, or in connection with, the Confirmation Hearing, to have the Estates of the Debtors substantively consolidated or to treat the Plan as a motion for approval of a settlement under Bankruptcy Rule 9019 regarding the issue of whether the Debtors’ Estates should be substantively consolidated, to the extent necessary for Confirmation of the Plan.
Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases .
On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases of the Debtors, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed to be Assumed Executory Contracts or Unexpired Leases, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (a) previously were assumed or rejected by the Debtors; (b) are identified on the Rejected Executory Contract and Unexpired Lease List; (c) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (d) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; provided, however, that any Executory Contracts (including, without limitation, indemnification obligations) that could give rise to any tax related liability for the Reorganized Debtors (including any obligations to pay taxes to any other Person) shall be deemed rejected as of the Effective Date, unless specifically set forth on the Assumed Executory Contract and Unexpired Lease List; provided, further, however, that in the event the Debtors seek to assume any existing employment agreements or other severance arrangements with management or any existing management incentive programs, the Debtors shall expressly list such agreements, arrangements, or programs on the Assumed Executory Contract and Unexpired Lease List (in each case, with the consent of the Required Consenting Senior Note Holders and the Requisite Commitment Parties, and in good-faith consultation with the Required Consenting RBL Lenders and the Creditors’ Committee), and to the extent such agreements, arrangements, or programs are not expressly listed, they shall be deemed rejected as of the Effective Date. All Executory Contracts and Unexpired Leases that are assumed by VNR shall be deemed to be assigned to Reorganized VNR Finance.

Promptly after the filing of the Rejected Executory Contract and Unexpired Lease List, the Debtors shall provide a copy of the GUC Rights Offering Procedures and subscription form to the counterparties that are identified on the Rejected Executory Contract and Unexpired Lease List. To the extent a contract counterparty properly completes a subscription form and properly subscribes for shares of GUC Rights Offering Equity, such counterparty will be deemed to have elected a distribution from the GUC Equity Pool and participation in the GUC Rights Offering on account of any Claim arising from the rejection of the applicable Executory Contract or Unexpired Lease. To the extent a counterparty does not properly subscribe for shares of GUC Rights Offering Equity on account of its Claim arising from the rejection of an Executory Contract or Unexpired Lease, such holder will be deemed to have elected a distribution from the GUC Cash Pool in respect of such claim.
Entry of the Confirmation Order by the Bankruptcy Court shall constitute a court order approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Rejected Executory Contract and Unexpired Lease List, or the Assumed Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party before the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List and the Assumed Executory Contract and Unexpired Lease List at any time through and including 45 days after the Effective Date; provided, however, the Debtors shall extend the subscription period for the GUC Rights Offering with respect to any counterparty that is added to the Rejected Executory Contract and Unexpired Lease List after the expiration of the subscription period for the GUC Rights Offering.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases .
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed within 30 days after the later of: (a) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; and (b) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims against the applicable Debtor and shall be treated in accordance with the Plan, unless a different security or priority is otherwise asserted in such Proof of Claim and Allowed in accordance with Article VII of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases .
Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (a) the amount of any payments to cure such a default, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.
On or before June 30, 2017, the Debtors will provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served, and actually received by the Debtors on or before July 14, 2017. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such assumption or proposed cure amount.
If the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, may add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as the Effective Date.
Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Any Proofs of Claim filed with respect to an Assumed Executory Contract or Unexpired Lease shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases .
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed by the Executory Contract or Unexpired Lease counterparty or counterparties to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

E.	Insurance Policies .
Unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, shall, to the extent executory, be assumed under the Plan. Nothing contained in this Article V.E shall constitute or be deemed a waiver of any Cause of Action that the Debtors or the Reorganized Debtors, as applicable, may hold against any Person, including the insurer, under any of the Debtors’ insurance policies.

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements .
Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or is rejected or repudiated under the Plan.
Unless otherwise provided herein or in the applicable Executory Contract or Unexpired Lease (as may have been amended, modified, supplemented, or restated), modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights .
Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

H.	Nonoccurrence of Effective Date .

In the event that the Effective Date does not occur with respect to a Debtor, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases with respect to such Debtor pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

I.	Contracts and Leases Entered Into After the Petition Date .
Contracts and leases entered into after the Petition Date by any Debtor, including any Assumed Executory Contracts or Unexpired Leases, will be performed by the applicable Debtor or the applicable Reorganized Debtor liable thereunder in the ordinary course of their business. Accordingly, any such contracts and leases (including any Assumed Executory Contracts or Unexpired Leases) that have not been rejected as of the date of the Confirmation Date shall survive and remain unaffected by entry of the Confirmation Order.
Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed .
On the applicable Distribution Date (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest shall receive the full amount of the distributions provided by the Plan for Allowed Claims and Allowed Equity Interest in the applicable Class; provided, however, the Disbursing Agent shall establish reserves and make interim distributions as appropriate to Holders of Allowed General Unsecured Claims electing to participate in the GUC Cash Pool. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent .
Except as otherwise provided herein, all distributions under the Plan shall be made by the Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on or after the Effective Date.

C.	Rights and Powers of Disbursing Agent .
1.    Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
2.    Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions .
1.    Record Date for Distribution.
On the Distribution Record Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of any Claims or Equity Interests will be closed and, for purposes of this Plan, there shall be no further changes in the record Holders of such Claims or Equity Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize the transfer of any Claims or Equity Interests occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with the Holder of any Claim or Equity Interest as of the close of business on the Distribution Record Date, as reflected on such ledgers, books, registers, or records. For the avoidance of doubt, on the Distribution Record Date, the Claims Register shall be closed and the Disbursing Agent shall be entitled to recognize, with respect to Holders of Claims, only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date, provided, however, that the Distribution Record Date shall not apply to publicly held securities (including, without limitation, the Second Lien Notes Claims and Senior Notes Claims).
2.    Delivery of Distributions in General.
Except as otherwise provided in the Plan, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Equity Interests at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date, provided, however, that, the Distribution Record Date shall not apply to publicly held securities (including, without limitation, the Second Lien Notes Claims and Senior Notes Claims). Subject to the immediately preceding sentence, the manner of distributions under the Plan shall be determined at the discretion of the Reorganized Debtors, and the address for each Holder of an Allowed Claim or Allowed Equity Interest shall be deemed to be the address set forth in any Proof of Claim, as applicable, filed by that Holder.

3.    Delivery of Distributions on Lender Claims.
Except as otherwise provided in the Plan, all distributions on account of Allowed Lender Claims shall be governed by the Credit Agreement and shall be deemed completed when received by the Administrative Agent, which shall be deemed the Holder of such Allowed Lender Claims for purposes of distributions to be made hereunder. The Administrative Agent shall hold or direct such distributions for the benefit of the Holders of Allowed Lender Claims for the benefit of the Holders of Allowed Lender Claims, as applicable. As soon as practicable following compliance with the requirements set forth in this Article VI, the Administrative Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Lender Claims.
4.    Delivery of Distributions on Second Lien Notes Claims.
Except as otherwise provided in the Plan or reasonably requested by the Second Lien Notes Trustee, all distributions to Holders of Allowed Second Lien Notes Claims shall be deemed completed when made to the Second Lien Notes Trustee, which shall be deemed to be the Holder of all Allowed Second Lien Notes Claims for purposes of distributions to be made hereunder. The Second Lien Notes Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Second Lien Notes Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the Second Lien Notes Trustee shall arrange to deliver such distributions to or on behalf of such Holders.
If the Second Lien Notes Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with such Second Lien Notes Trustee’s cooperation, shall make such distributions to the extent reasonably practicable to do so. As to any Holder of an Allowed Second Lien Notes Claims that is held in the name of, or by a nominee of DTC, the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that such distribution shall be made through the facilities of DTC on or as soon as practicable on or after the Effective Date.
5.    Delivery of Distributions on Senior Notes Claims.
Except as otherwise provided in the Plan or reasonably requested by the Senior Notes Trustees, all distributions to Holders of Allowed Senior Notes Claims shall be deemed completed when made to the applicable Senior Notes Trustee. The Senior Notes Trustees shall hold or direct such distributions for the benefit of the Holders of Allowed Senior Notes Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the Senior Notes Trustees shall arrange to deliver such distributions to or on behalf of such Holders, subject to each Senior Notes Trustee’s Indenture Trustee Charging Liens. If the Senior Notes Trustees are unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Senior Notes Trustees’ cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, each Senior Notes Trustee’s Indenture Trustee Charging Liens shall attach to the property to be distributed in the same manner as if such distributions were made through the Senior Notes Trustees). The Senior Notes Trustees shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Senior Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.
6.    Delivery of Distributions to Holders of General Unsecured Claims.
The Debtors, in consultation with the Creditors’ Committee pre-Effective Date, and Reorganized Debtors, as applicable, will, in their reasonable discretion determine the Disbursing Agent’s method for a timely distribution of all Cash to Holders of Allowed General Unsecured Claims pursuant to the Plan.
7.    Delivery of Distributions to Holders of Trade Claims.
The Debtors, in consultation with the Creditors’ Committee pre-Effective Date, and Reorganized Debtors, as applicable, will, in their reasonable discretion determine the Disbursing Agent’s method for a timely distribution of all Cash to Holders of Allowed Trade Claims pursuant to the Plan.
8.    Delivery of New Common Stock and New Warrants.
On the Effective Date, the Disbursing Agent shall distribute (a) the Second Lien Investment Equity to the Second Lien Investors, (b) the Senior Notes Distribution to Holders of Allowed Senior Notes Claims, (c) subject to Article III.B.7, New Common Stock from the GUC Equity Pool to Holders of Allowed General Unsecured Claims electing such distribution in accordance therewith, (d) subject to Article III.B.12, the VNR Preferred Unit Equity Distribution and VNR Preferred Unit New Warrants to Holders of VNR Preferred Units, (e) subject to Article III.B.13, the VNR Common Unit New Warrants to Holders of VNR Common Units, and (f) the Backstop Premium to the Backstop Parties. Notwithstanding anything set forth herein, in the Plan or the Confirmation Order, the Senior Notes Trustee shall not be required or otherwise obligated to distribute any New Common Stock or any other securities or distributions contemplated by the Plan that do not meet the eligibility requirements of the DTC.
9.    No Fractional Distributions.
No fractional shares of New Common Stock or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor; provided, however, that fractional shares rounding determinations with respect to the Rights Offering shall be subject to the applicable Rights Offering Procedures and the Backstop Agreement. The total number of authorized shares of New Common Stock or New

Warrants to be distributed to Holders of Allowed Claims or Equity Interests shall be adjusted as necessary to account for the foregoing rounding.
10.    Minimum Distribution.
No Cash payment of less than $25.00 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.
11.    Undeliverable Distributions and Unclaimed Property.
In the event that any Holder fails to present a check for payment or any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date or (b) the date of such distribution. After such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Debtor(s) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and any claim of any Holder to such property shall be fully discharged, released, and forever barred.

E.	Manner of Payment .
Unless as otherwise set forth herein, all distributions of Cash, the New Common Stock, the New Warrants, the Rights, and the GUC Rights, as applicable, to the Holders of Allowed Claims under the Plan shall be made by the Disbursing Agent. At the option of the Disbursing Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	SEC Exemption .
Each of the New Common Stock, the New Warrants, the Rights, and the GUC Rights are or may be “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.
All shares of the New Common Stock, the New Warrants, the Rights (and any shares issuable upon the exercise thereof), and the GUC Rights (and any shares issuable upon the exercise thereof) and shares issuable as part of the Backstop Premium, will be issued pursuant to the exemptions from registration in reliance upon section 1145 of the Bankruptcy Code or section 4(a)(2) of the Securities Act, as applicable. The New Common Stock issued in the GUC Rights Offering, the Accredited Investor Rights Offering, and the 4(a)(2) Backstop Commitment, all unsubscribed shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Agreement (which, for the avoidance of doubt, shall exclude any shares issued on account of the Backstop Premium), and all New Common Stock issued to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code will be issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. All shares of New Common Stock issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.
Pursuant to section 1145 of the Bankruptcy Code, the issuance of (a) the New Common Stock to the Holders of VNR Preferred Units, (b) the New Warrants (and the New Common Stock issuable upon exercise thereof) to the Holders of VNR Preferred Units and VNR Common Units (c) the 1145 Rights (including shares of New Common Stock issuable upon the exercise thereof other than the unsubscribed shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Agreement), (d) shares of New Common Stock issuable as part of the Backstop Premium, and (e) the New Common Stock issued from the GUC Equity Pool, and (f) any other securities issued in reliance on section 1145 of the Bankruptcy Code, are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration before the offering, issuance, distribution, or sale of such securities. Each of the foregoing securities (a) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any initial recipient thereof that (i) at the time of transfer, is not an “affiliate” of the Reorganized VNR Finance as defined in Rule 144(a)(1) under the Securities Act and has not been such an “affiliate” within 90 days of such transfer, and (ii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.
The New Common Stock issued in the GUC Rights Offering, the Accredited Investor Rights Offering, and the 4(a)(2) Backstop Commitment, the unsubscribed New Common Stock purchased by the Backstop Parties pursuant to the Backstop Agreement (which, for the avoidance of doubt, shall exclude any shares issued on account of the Backstop Premium) and all New Common Stock issued to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code will be issued without registration under the Securities Act in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. Only Holders that are “accredited investors” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) will be eligible to participate in the Accredited Investor Rights Offering and, to the extent applicable, the 4(a)(2) Backstop Commitment. To the extent issued in reliance on section 4(a)(2) of the Securities Act or Regulation D thereunder, each will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law. Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock or under applicable securities laws.
DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether any of the New Common Stock issuable upon exercise of the Rights and the GUC Rights, as applicable, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC, but excluding the New Second Lien Notes Trustee and the Exit Facility Agent) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock issuable upon exercise of the Rights and the GUC Rights, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

G.	Compliance with Tax Requirements .
In connection with the Plan, as applicable, the Debtors and the Reorganized Debtor(s) shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit with respect to distributions pursuant to the Plan. Notwithstanding any provision herein to the contrary, the Debtors, the Reorganized Debtors, and the Disbursing Agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, and establishing any other mechanisms they believe are reasonable and appropriate to comply with such requirements. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition or Default Interest on Claims .
Unless otherwise specifically provided for in the Plan or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition funded indebtedness to the contrary, postpetition and/or default interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to (a) interest accruing on or after the Petition Date on any such Claim or (b) interest at the contract default rate, as applicable.

I.	Setoffs and Recoupment .
Unless otherwise provided for in the Plan or the Confirmation Order, the Debtors and Reorganized Debtors, as applicable, may, but shall not be required to, setoff against or recoup any payments or distributions to be made pursuant to the Plan in respect of any Claims or Equity Interests of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim it may have against the Holder of such Claim or Equity Interest.

J.	No Double Payment of Claims.

To the extent that a Claim is Allowed against more than one Debtor’s Estate, there shall be only a single recovery on account of that Allowed Claim, but the Holder of an Allowed Claim against more than one Debtor may recover distributions from all co-obligor Debtors’ Estates until the Holder has received payment in full on the Allowed Claims. No Holder of an Allowed Claim shall be entitled to receive more than payment in full of its Allowed Claim, and each Claim shall be administered and treated in the manner provided by the Plan only until payment in full on that Allowed Claim.

K.	Claims Paid or Payable by Third Parties .
1.    Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day period specified above until the amount is repaid.
2.    Claims Payable by Third Parties.
Except as otherwise provided in the Plan, (a) no distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (b) to the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.    Applicability of Insurance Policies.
Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein (a) constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers, or (b) establish, determine, or otherwise imply any liability or obligation, including any coverage obligation, of any insurer.

L.	Allocation of Distributions Between Principal and Equity Interest .
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.
Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims .
Except as otherwise set forth in the Plan, after the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date. Except as specifically provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such claim.

B.	Claims Administration Responsibilities .
Except as otherwise specifically provided in the Plan, after the Effective Date, the applicable Reorganized Debtor(s) shall have the sole authority to: (a) file, withdraw, or litigate to judgment, objections to Claims; (b) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; provided that with respect to an Encana Claim, the Reorganized Debtors may only settle or compromise such Claim with the approval of the Bankruptcy Court; and (c) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court; provided that the Debtors shall consult with the Required Consenting Senior Noteholders, the Creditors’ Committee, and the Required Consenting RBL Lenders regarding their proposed claim reconciliation process and the Reorganized Debtors shall diligently and in good faith pursue such process.
The Reorganized Debtors shall file any and all claims objections with respect to General Unsecured Claims no later than 180 days after the Effective Date; provided, however, the Reorganized Debtors shall make reasonable efforts to file objections to and otherwise reconcile Disputed General Unsecured Claims as soon as reasonably possible.

C.	Estimation of Claims .

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.
Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Claims Reserve .
On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall be authorized, but not directed, in consultation with the Required Consenting Senior Noteholders, the Requisite Commitment Parties, and the Creditors’ Committee to establish one or more Disputed Claims reserves, which Disputed Claims reserves shall be administered by the Reorganized Debtors, to the extent applicable.
The Debtors or the Reorganized Debtors, as applicable, may, in their reasonable discretion, hold Cash or New Common Stock (as applicable) in a Disputed Claims reserves in trust for the benefit of the Holders of the total estimated amount of Trade Claims and General Unsecured Claims ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date under the Plan solely to the extent of the amounts available in the applicable Disputed Claims reserves.

E.	Adjustment to Claims without Objection .

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims or Equity Interests .
Any objections to Claims or Equity Interests shall be filed on or before the Claims Objection Deadline.

G.	Disallowance of Claims .
Any Claims held by Entities from which the Bankruptcy Court has determined that property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that the Bankruptcy Court has determined is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and the full amount of such obligation to the Debtors has been paid or turned over in full. All Proofs of Claim filed on account of an Indemnification Obligation shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Proofs of Claim filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.
Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely filed by a Final Order. Holders of Equity Interests shall not be required to file any Proof of Equity Interest on account of such Equity Interests.

H.	Amendments to Proofs of Claim .
On or after the Effective Date, a Proof of Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Proof of Claim filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

I.	No Distributions Pending Allowance .

Except as otherwise set forth herein, if an objection to a Claim or portion thereof is filed as set forth in Article VII.A and Article VII.B of the Plan, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

J.	Distributions After Allowance .
To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan and pursuant to procedures set by the Reorganized Debtors. As soon as reasonably practicable after the date a Disputed Claim becomes Allowed, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan, as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim unless required under such order or judgment of the Bankruptcy Court.
Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Equity Interests, and Controversies.
Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Equity Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Equity Interest, or any distribution to be made on account of such Allowed Claim or Equity Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Equity Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Equity Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Equity Interests .
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest based upon such debt, right, or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Equity Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Equity Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.

C.	Term of Injunctions or Stays .
Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

D.	Release of Liens.
Except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B.2 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors; provided, that this Article VIII.D shall not apply to the Lender Claims to the extent specifically provided for in the Exit Facility or the Second Lien Notes Claims to the extent specifically provided for in the New Second Lien Notes Documents.

E.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed expressly, unconditionally, generally, and individually and collectively, acquitted, released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), Reorganized VNR (including the formation thereof), Reorganized VNR Finance (including the formation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions (including dividends and management fees paid), any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or consummation of the RSA, the Exit Facility, the New Second Lien Notes, the DIP Facility, the Rights Offering, the GUC Rights Offering, the Backstop Agreement, the Second Lien Investment Agreement, the Warrant Agreement or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, the New Second Lien Notes, the DIP Facility, the Rights Offering, the GUC Rights Offering, the Backstop Agreement, the Second Lien Investment Agreement, the Warrant Agreement or the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, except as expressly provided under the Plan, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Article VIII.E, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the release set forth in this Article VIII.E is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Debtor Release; (3) in the best interests of the Debtors and all holders of Claims or Equity Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the

Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any claim or Cause of Action released pursuant to the release set forth in this Article VIII.E.

F.	Releases by Holders of Claims or Equity Interests.
As of the Effective Date, except as otherwise provided in the Plan and the Encana Term Sheet, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and causes of action, including Claims and causes of action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), Reorganized VNR (including the formation thereof), Reorganized VNR Finance (including the formation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions including dividends and management fees paid, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or consummation of the RSA, the Exit Facility, the New Second Lien Notes, the DIP Facility, the Rights Offering, the GUC Rights Offering, the Backstop Agreement, the Second Lien Investment Agreement, the Warrant Agreement or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, the New Second Lien Notes, the DIP Facility, the Rights Offering, the GUC Rights Offering, the Backstop Agreement, the Second Lien Investment Agreement, the Warrant Agreement or the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, except as expressly provided under the Plan, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article VIII.F, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that each release described in this

Article VIII.F is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of such Claims; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any Claim or cause of action released pursuant to this Article VIII.F.

G.	Exculpation.
Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any cause of action or any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the RSA, and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, the New Second Lien Notes, the DIP Facility, the Rights Offering, the GUC Rights Offering, the Backstop Agreement, the Second Lien Investment Agreement, the Warrant Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to or in connection with the Plan and the Restructuring Transactions. The Exculpated Parties have, and upon completion of the Plan shall be found to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

H.	Injunction.
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Equity Interests that have been released pursuant to Article VIII.E or Article VIII.F of the Plan, shall be discharged pursuant to Article VIII.A of the Plan, or are subject to exculpation pursuant to Article VIII.G of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Equity Interests; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Equity Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Equity Interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Equity Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests released or settled pursuant to the Plan.

I.	Mutual Releases with Encana.
Except as otherwise provided in the Encana Term Sheet, the Debtors and Encana mutually release each other from all claims and causes of action of any kind or nature whatsoever, including causes of action arising under chapter 5 of the Bankruptcy Code.

J.	SEC Rights Reserved .
Notwithstanding any provision herein to the contrary or an abstention from voting on the Plan, no provision of the Plan, or any order confirming the Plan: (a) releases any non-debtor person or entity from any claim or cause of action of the SEC; (b) enjoins, limits, impairs, or delays the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-debtor person or entity in any forum; or (c) precludes the SEC from commencing or continuing any investigation or taking any action pursuant to its police or regulatory function against the Debtors or Reorganized Debtors to the extent permitted under sections 362(b)(4), 524, and 1141 of the Bankruptcy Code.

K.	Protections Against Discriminatory Treatment .
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

L.	Regulatory Activities .
Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order is intended to affect the police or regulatory activities of Governmental Units or other governmental agencies.

M.	Recoupment .
In no event shall any Holder of Claims or Equity Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

N.	Subordination Rights.
Any distributions under the Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

O.	Document Retention .
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.
Article IX.
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation .
It shall be a condition to Confirmation with respect to the Debtors that the following shall have been satisfied (or waived pursuant to the provisions of Article IX.C of the Plan):
1.    the Bankruptcy Court shall have entered the Disclosure Statement Order, the Backstop Agreement Order, and the Confirmation Order, and each such order shall have become a Final Order that has not been stayed or modified or vacated on appeal;

2.    the Confirmation Order shall have become a Final Order that has not been stayed or modified or vacated on appeal and shall, among other things:

(a)
authorize the Debtors and the Reorganized Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)
authorize the Debtors, Reorganized Debtors, and Reorganized VNR Finance, as applicable/necessary, to: (a) implement the Restructuring Transactions; (b) authorize, issue, incur, and/or distribute the indebtedness and other obligations arising under, and in respect of, the Exit Facility, the Exit Term B Facility, the New Second Lien Notes, the New Warrants, the New Common Stock, the Rights and the GUC Rights (and any shares of New Common Stock issuable upon the exercise thereof and the unsubscribed shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Agreement), and shares of New Common Stock issuable as part of the Backstop Premium, pursuant to, in the case of the 1145 Rights (and any shares of New Common Stock issuable upon the exercise thereof) and shares of New Common Stock issuable as part of the Backstop Premium, the exemption from registration provided by section 1145 of the Bankruptcy Code, and in the case of any other securities, pursuant to the exemption from registration provided by section 1145 of the Bankruptcy Code or another exemption from the registration requirements of the Securities Act or pursuant to one or more registration statements; (c) make all distributions and issuances as required under the Plan, including Cash, the New Common Stock, the Rights, the GUC Rights (and any shares of New Common Stock issuable upon the exercise thereof and the unsubscribed shares issued to the Backstop Parties pursuant to the Backstop Agreement), shares of New Common Stock issuable as part of the Backstop Premium, the New Warrants, the Exit Facility, the Exit Term B Facility, and the New Second Lien Notes; and (d) enter into and become obligated under any agreements, transactions, and sales of property as set forth in the Plan Supplement with respect to the Debtors or the Reorganized Debtors, as applicable, including the Exit Facility Documents and the New Second Lien Notes Documents;

(d)
provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order in furtherance of, or in connection with, any transfers of property pursuant to the Plan, including any deeds, mortgages, security interest filings, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangible or similar tax, mortgage tax, stamp tax, real estate transfer tax, mortgage recording tax, or other similar tax to the extent permissible under section 1146 of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment; and

(e)	contain the release, injunction, and exculpation provisions contained in Article VIII herein; and
3.    the RSA shall not have been terminated by the Debtors, the Required Consenting RBL Lenders, or the Required Consenting Senior Noteholders.
4.    the Backstop Agreement shall not have been terminated by the Debtors or the Requisite Commitment Parties.

B.	Conditions Precedent to the Effective Date .
It shall be a condition to the Effective Date that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C of the Plan):
1.    the Disclosure Statement Order shall have been duly entered and shall have become a Final Order that has not been stayed or modified or vacated on appeal;
2.    the Confirmation Order shall have been duly entered and shall have become a Final Order that has not been stayed or modified or vacated on appeal;
3.    the Plan and the applicable documents included in the Plan Supplement, including any exhibits, schedules, documents, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but before the Effective Date, shall have been filed;
4.    the New Organizational Documents with respect to the Reorganized Debtors, the Backstop Agreement, the Second Lien Investment Agreement, the Registration Rights Agreement, if required by the Backstop Parties, the Exit Facility Documents, the Exit Term B Documents, and the New Second Lien Notes Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived) and subject to any post-closing execution and delivery requirements provided for in the Exit Facility Documents, Exit Term B Documents, or the New Second Lien Notes Documents;

5.    the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;
6.    all Allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;
7.    the RSA shall not have been terminated by the Debtors, the Required Consenting RBL Lenders, or the Required Consenting Senior Noteholders;
8.    the Backstop Agreement shall not have been terminated by the Debtors or the Requisite Commitment Parties;
9.    if the Required Consenting Senior Noteholders or the Requisite Commitment Parties have elected for such listing, the Debtors shall have filed applications seeking to qualify the New Common Stock for listing on the NASDAQ or NYSE, as elected by the Required Consenting Senior Noteholders or the Requisite Commitment Parties, as applicable;
10.    the “Closing” under the Backstop Agreement shall have occurred or will be deemed under the Backstop Agreement to occur simultaneously upon the Effective Date;
11.    the “Closing” under the Second Lien Investment Agreement shall have occurred or will be deemed under the Second Lien Investment Agreement to occur simultaneously upon the Effective Date;
12.    the Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan;
13.    the Lenders shall have received on or prior to the Effective Date, the Glasscock Sale Proceeds;
14.    the Reorganized Debtors shall have executed and delivered the Exit Credit Agreement and all other Exit Facility Documents, and all conditions precedent to effectiveness of the Exit Facility shall have been satisfied or waived in accordance with the terms thereof; and
15.    the Term Loan Purchase shall have occurred.

C.	Waiver of Conditions .
The conditions to Confirmation and Consummation set forth in this Article IX may be waived by the Debtors, with the reasonable consent of the Required Consenting RBL Lenders, Required Consenting Senior Noteholders, and the Requisite Commitment Parties, and in consultation with the Creditors’ Committee, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

E.	Effect of Failure of Conditions .
If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Cause of Action by or Claims against or Equity Interests in such Debtors; (b) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Equity Interest, or any other Entity; (c) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect; or (d) be used by the Debtors or any Entity as evidence (or otherwise) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments, or claims.
Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments .
Subject to the limitations contained in the Plan, RSA, and Backstop Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the RSA, and the Backstop Agreement, and in consultation with the Creditors’ Committee, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation and prior to the Effective Date, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications .
Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof (in each case, consistent with the Plan, RSA, and Backstop Agreement) are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan .
The Debtors reserve the right to revoke or withdraw the Plan before the Effective Date. If the Debtors revoke or withdraw the Plan, or if the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the

Plan (including the fixing or limiting to an amount certain of any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Equity Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.
Article XI.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising under, or arising in or relating to the Chapter 11 Cases or the Plan to the fullest extent legally permissible by 28 U.S.C. § 1334 to hear, and by 28 U.S.C. § 157 to determine, all proceedings in respect thereof, including jurisdiction to:
1.    allow, disallow, determine, liquidate, classify, recharacterize, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;
2.    decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.    resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Rejected Executory Contracts and Unexpired Lease List, or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, including Claims and Causes of Action under chapter 5 of the Bankruptcy Code, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
5.    adjudicate, decide, or resolve any and all matters related to Claims and Causes of Action;

6.    adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
7.    enter and implement such orders as may be necessary to execute, implement, or consummate the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including injunctions or other actions as may be necessary to restrain interference by an Entity with Consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;
8.    enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
9.    adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;
10.    grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
11.    hear and determine any cases, controversies, suits, disputes, issues, Claims, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, the Restructuring Transactions, any transactions or payments contemplated hereby or thereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;
12.    resolve any cases, controversies, suits, disputes, Claims, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary to implement or enforce such releases, injunctions, and other provisions pursuant to the Plan and the Confirmation Order;
13.    resolve any cases, controversies, suits, disputes, Claims, or Causes of Action relating to the distribution or the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.K.1 of the Plan;
14.    hear and determine all disputes involving the existence, scope, and nature of the discharges granted under the Plan, the Confirmation Order, or the Bankruptcy Code;
15.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by or assess damages against any Entity with the Consummation, implementation, or enforcement of the Plan, the Restructuring Transactions, the Confirmation Order, or any other order of the Bankruptcy Court;

16.    enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
17.    issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;
18.    enter an order or final decree concluding or closing the Chapter 11 Cases;
19.    adjudicate any and all disputes arising from or relating to distributions under the Plan or any of the transactions contemplated therein;
20.    consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including the Confirmation Order;
21.    determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
22.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 362(b)(26), 505, and 1146 of the Bankruptcy Code, including any request by the Debtors prior to the Effective Date or a request by the Reorganized Debtors after the Effective Date for a determination of tax issues under section 362(b)(26) of the Bankruptcy Code or for an expedited determination of tax issues under section 505(b) of the Bankruptcy Code, including any tax liability arising from or relating to the Restructuring Transactions, for tax periods ending after the Petition Date and through the closing of the Chapter 11 Cases;
23.    hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;
24.    hear and determine all disputes involving the obligations or terms of the Exit Facility;
25.    hear and determine all disputes involving the obligations or terms of the Second Lien Investment Agreement;
26.    hear and determine all disputes involving the obligations or terms of the GUC Rights Offering, Rights Offering, and the Backstop Agreement;
27.    hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

28.    hear and determine any rights or retained Claims or Causes of Action held by the Reorganized Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;
29.    determine such other matters and for such other purposes as may be provided in the Confirmation Order;
30.    except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located, including orders under section 542 of the Bankruptcy Code for the turnover of such assets;
31.    enforce all orders previously entered by the Bankruptcy Court; and
32.    hear any other matter not inconsistent with the Bankruptcy Code.
Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect .
Subject to Article IX.B of the Plan, as applicable, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents .
On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or advisable to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Equity Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Committee .
On the Effective Date, the Creditors’ Committee shall dissolve and all members, employees, or agents thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases; provided, that the Creditors’ Committee shall be deemed to remain in existence solely with respect to, and shall not be heard on any issue except (a) applications filed by the Professionals pursuant to section 330 and 331 of the Bankruptcy Code and (b) any appeals of the Confirmation Order. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members (but only in their capacity as such) of or advisors to the Creditors’ Committee after the Effective Date except such fees and expenses incurred in relation to applications filed by the Professionals pursuant to sections 330 and 331 of the Bankruptcy Code, or as otherwise provided in the Plan or this Confirmation Order.

D.	Reservation of Rights .
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or any other Entity with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

E.	Successors and Assigns .
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Notices .
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
1.    if to the Debtors, to:
Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
Attn:    Scott W. Smith, President and Chief Executive Officer
Richard Robert, Chief Financial Officer
Lisa Godfrey
Fax:     (832) 327-2260
Email:    swsmith@vnrllc.com
rrobert@vnrllc.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

71 S. Wacker Drive
45th Floor
Chicago, Illinois 60606
Tel.: (312) 499-6000
Fax: (312) 499-6100
Attn:    Chris Dickerson
Todd Schwartz
Email:     chrisdickerson@paulhastings.com
toddschwartz@paulhastings.com

–and–
Paul Hastings LLP
600 Travis St.
58th Floor
Houston, Texas 77002
Attn:    Douglas Getten
James Grogan
Email:     douggetten@paulhastings.com
    jamesgrogan@paulhastings.com

2.    if to the Administrative Agent, to:
Citibank, N.A.
811 Main Street, Suite 4000
Houston, Texas 77002
Attn:    Phillip Ballard
Email:    phil.ballard@citi.com

–and–
Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attn:    Sugam Mehta
Email: sugam.mehta@citi.com

with copies (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201-6950
Tel.: (214) 746-7700
Fax: (214) 746-7777

Attn:    Stephen Karotkin
Blaire Cahn
Email:    stephen.karotkin@weil.com
Blaire.Cahn@weil.com

3.
if to the Consenting Second Lien Noteholders, to the address set forth on each Consenting Second Lien Note Holder’s signature page (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019-9601
New York, New York 10019
Tel: (212) 468-8000
Fax: (212) 468-7900
Attn:    John Pintarelli
Email:    jpintarelli@mofo.com

4.    if to the Second Lien Notes Trustee, to:
Delaware Trust Company
2711 Centerville Road
Wilmington, Delaware 19808
Tel.: (877) 374-6020
Fax: (302) 636-8666
Attn:    Sandi Horwitz
Email:    shorwitz@delawaretrust.com

with copies (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199-3600
Attn:    Patricia I. Chen
Mark Somerstein

5.
if to the Consenting Senior Noteholders, to the address set forth on each Consenting Senior Note Holders signature page (or as directed by any transferee thereof), as the case may be, with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, New York 10005
Tel.: (212) 530-5100

Fax: (212) 530-5219
Attn:    Dennis Dunne
Samuel Khalil
Brian Kinney
Email:     ddunne@milbank.com
skhalil@milbank.com
bkinney@milbank.com

6.    if to the 2019 Senior Notes Trustee, to:

Wilmington Trust, N.A.
1100 North Market Street
Wilmington, Delaware 19890-1605
Attn:    Rita Marie Ritrovato
Email:    rritrovato@wilmingtontrust.com

with copies (which shall not constitute notice) to:

Pryor Cashman LLP
7 Times Square
New York, New York 10036
Tel. (212) 421-4100
Fax: (212) 798-6332
Attn:    Seth H. Lieberman
Patrick Sibley
Email:    slieberman@pryorcashman.com
psibley@pryorcashman.com

7.    if to the 2020 Senior Notes Trustee, to:

UMB Bank, N.A.
1010 Grant Blvd., 4th Floor
Kansas City, Missouri 64106
Tel.: (816) 860-3009
Fax: (816) 860-3029
Attn:    Mark Flanagan
Email: mark.flannagan@umb.com

with copies (which shall not constitute notice) to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Tel. (212) 808-7800
Fax: (212 (808-7897)

Attn:    Eric R. Wilson
Benjamin D. Feder
Email:    ewilson@kelleydrye.com
bfeder@kelleydrye.com

8.    if to the Creditors’ Committee, to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Tel. (212) 872-1000
Fax: (212) 872-1002
Attn:     Michael Stamer
Meredith Lahaie
Email:    mstamer@akingump.com
mlahaie@akingump.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

G.	Entire Agreement .
Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Exhibits .
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.primeclerk.com/vanguard/ or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/bankruptcy.

I.	Nonseverability of Plan Provisions .
If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.

Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; provided, that any such deletion or modification must be consistent with the RSA, Backstop Agreement, and Article I.G of the Plan, as applicable; and (c) nonseverable and mutually dependent.

J.	Votes Solicited in Good Faith .
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law (including the Securities Act), rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

K.	Waiver or Estoppel .
Each Holder of a Claim or Equity Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Equity Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed before the Confirmation Date.

L.	Closing of Chapter 11 Cases.
The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, that the Reorganized Debtors may, in their discretion, close certain of the Chapter 11 Cases while allowing other Chapter 11 Cases to continue for the purposes of making distributions on account of Claims or administering to Claims as set forth in this Plan, or for any other provision set forth in this Plan.

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Dated: July 17, 2017	Vanguard Natural Resources, LLC on behalf of itself and all other Debtors /s/ Richard A. Robert Richard A. Robert Executive Vice President and Chief Financial Officer

Exhibit A

Encana Term Sheet